Exhibit 4.9
Execution version

$50,000,000
CREDIT AGREEMENT
dated as of March 19, 2024,
by and among
GDC MEDIA LIMITED,
GDC AMERICA, INC., and
ROTO SPORTS, INC.,
as Borrowers,

GAMBLING.COM GROUP LIMITED,
as Guarantor,

and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Lender

Notice: Under the Credit Reporting Act 2013 of Ireland lenders are required to provide personal and credit information for credit applications and credit agreements of €500 and above to the Central Credit Register. This information will be held on the Central Credit Register and may be used by other lenders when making decisions on your credit applications and credit agreements.

The Central Credit Register is owned and operated by the Central Bank of Ireland. For information, including on how your data is processed, see www.centralcreditregister.ie.
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EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Joinder Agreement

SCHEDULES
Schedule 7.1	-	Jurisdictions of Organization and Qualification and Subsidiary Guarantors
Schedule 7.2	-	Subsidiaries and Capitalization; Immaterial Subsidiaries
Schedule 7.6	-	Tax Matters
Schedule 7.9	-	ERISA Plans
Schedule 7.12	-	Material Contracts
Schedule 7.13	-	Labor and Collective Bargaining Agreements
Schedule 7.17	-	Real Property
Schedule 7.18	-	Litigation
Schedule 8.14(f)	-	Deposit Accounts; Securities Accounts; Cash Management Banks
Schedule 8.23	-	Post-Closing Matters
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.3	-	Existing Loans, Advances and Investments
Schedule 9.7	-	Transactions with Affiliates

CREDIT AGREEMENT, dated as of March 19, 2024, by and among GDC MEDIA LIMITED, a private company limited by shares incorporated under the laws of Ireland with registered number 562225 (“GDC Media”), GDC AMERICA, INC., a Florida corporation (“GDC America”), ROTO SPORTS, INC., a Delaware corporation (“Rotowire” and together with GDC Media and GDC America and their respective successors and assigns, and any other entity that may hereafter become a Borrower, individually, each a “Borrower” and collectively, “Borrowers”), GAMBLING.COM GROUP LIMITED, a public company limited by shares incorporated under the laws of Jersey (“Holdings”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”).
STATEMENT OF PURPOSE
WHEREAS, the Borrowers have requested, and subject to the terms and conditions set forth in this Agreement, the Lender has agreed to extend, certain credit facilities to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Acquired EBITDA” means, with respect to any Person or business acquired pursuant to an Acquisition for any period, the amount for such period of Consolidated EBITDA of any such Person or business so acquired (determined using such definitions as if references to Holdings and its Subsidiaries therein were to such Person or business), as calculated by the Borrowers in good faith and which shall be factually supported by historical financial statements; provided that, notwithstanding the foregoing to the contrary, in determining Acquired EBITDA for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of Holdings and its Subsidiaries (a) references to Reference Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for Holdings and its Subsidiaries and (b) to the extent the commencement of any such Reference Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Reference Period), Acquired EBITDA for the portion of such fiscal quarter so included in such Reference Period shall be deemed to be an amount equal to (x) Acquired EBITDA otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of months of such fiscal quarter included in the relevant Reference Period and the denominator of which shall be actual months in such fiscal quarter.
“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business or division thereof, including, but not limited to, domain names and related assets, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Adjusted Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:
(a)Sterling, the greater of (i) the sum of (A) SONIA for the day (such day, a “Sterling RFR Determination Day”) that is five (5) RFR Business Days prior to (I) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (II) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if by 5:00 p.m. (London time) on the second (2nd) RFR Business Day immediately following any Sterling RFR Determination Day, SONIA in respect of such Sterling RFR Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the Adjusted Daily Simple RFR for Sterling has not occurred, then SONIA for such Sterling RFR Determination Day will be SONIA as published in respect of the first preceding RFR Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided further that SONIA as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for no more than three (3) consecutive RFR Rate Days and (B) the SONIA Adjustment and (ii) the Floor; or
(b)Euros, the greater of (i) the sum of (A) €STR for the day (such day, a “Euro RFR Determination Day”) that is five (5) RFR Business Days prior to (I) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (II) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website; provided, however, that if by 5:00 p.m. (Brussels time) on the second (2nd) RFR Business Day immediately following any Euro RFR Determination Day, €STR in respect of such Euro RFR Determination Day has not been published on the €STR Administrator’s Website and a Benchmark Replacement Date with respect to the Adjusted Daily Simple RFR for Euros has not occurred, then €STR for such Euro RFR Determination Day will be €STR as published in respect of the first preceding RFR Business Day for which €STR was published on the €STR Administrator’s Website; provided further that €STR determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for no more than three (3) consecutive RFR Rate Days and (B) the €STR Adjustment and (ii) the Floor;
Any change in Adjusted Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.
“Adjusted Eurocurrency Rate” means, as to any Loan denominated in any applicable Currency not bearing interest based on an RFR (which, as of the date hereof, shall mean each of the Currencies identified in clause (a) of the definition of “Alternative Currency”, other than Sterling) for any Interest Period, a rate per annum determined by the Lender pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Rate for such Currency for such Interest Period
1.00-Eurocurrency Reserve Percentage
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term

SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Credit Agreement.
“All-In Yield” means, as to any Indebtedness, the effective all-in yield applicable thereto as reasonably determined by the Lender in consultation with the Borrowers in a manner consistent with generally accepted financial practices, taking into account: (a) interest rate margins, (b) original issue discount (“OID”) and upfront or similar fees (which shall be deemed to constitute like amounts of OID) payable by the Borrowers or any of their Subsidiaries or Affiliates to the lenders under, or holders of, such Indebtedness in the initial primary syndication thereof (with OID and upfront fees being equated to interest based on assumed four-year life to maturity (or, if less, the stated weighted average life to maturity at the time of its incurrence of the applicable Indebtedness)), and (c) any interest rate floor, but excluding (i) any arrangement, commitment, structuring, agency or underwriting fees that are not paid to or shared with all relevant lenders generally in connection with the commitment or syndication of such Indebtedness, (ii) any ticking, unused line or similar fees or (iii) any other fee that is not paid directly by the Borrowers generally to all relevant lenders ratably in the primary syndication of such Indebtedness; provided that (A) to the extent that any interest rate specified for such Indebtedness that is subject to a floor (in each case, without giving effect to any such floor on the date on which the All-In Yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the All-In Yield and (B) to the extent that any interest rate specified for such Indebtedness that is subject to a floor (in each case, without giving effect to any such floor on the date on which the All-In Yield is being calculated) is equal to or greater than such floor, the floor will be disregarded in calculating the All-In Yield.
“Alternative Currency” means each of (a) Euros and Sterling and (b) each other currency (other than Dollars) that is approved in accordance with Section 1.15, in each case to the extent such currencies are (i) readily available and free transferable and convertible into Dollars, (ii) are dealt with in the London or other applicable offshore interbank deposit market and (iii) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by the Lender for making Loans unless such authorization has been obtained and remains in full force and effect.
“Alternative Currency Equivalent” means, subject to Section 1.13, for any amount, at the time of determination thereof, with respect to any amount expressed in Dollars, the equivalent of such amount thereof in the applicable Alternative Currency as determined by the Lender in its sole discretion by reference to the most recent Spot Rate (as determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder, the U.K. Bribery Act 2010 and the rules and regulations thereunder and the Criminal Justice (Corruption Offences) Act 2018 of Ireland, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and the Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010 to 2021 of Ireland.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means 2.50% per annum. The Applicable Margin shall be amended as, and to the extent, required by Section 5.13. The Applicable Margin with respect to any Incremental Term Loans shall be the rate per annum set forth in the relevant Incremental Amendment.
“Applicable Maturity Date” means with respect to (a) any Revolving Credit Loan, the Revolving Credit Maturity Date, (b) the Term Loan, the Term Loan Maturity Date or (c) any Incremental Term Loan (if any) the date as determined pursuant to, and in accordance with, Section 5.13.
“Applicable Time” means, with respect to any Loans and Letters of Credit and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Lender or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Asset Disposition” means, other than in connection with any Permitted Intragroup Restructuring, the sale, transfer, license, lease or other disposition of any Property (including any sale and leaseback transaction, division, merger or disposition of Equity Interests), whether in a single transaction or a series of related transactions, by any Credit Party or any Subsidiary thereof, and any issuance of Equity Interests by any Subsidiary of Holdings.
“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS if such lease were accounted for as a Capital Lease Obligation.
“Availability” means, as of any date of determination, the aggregate amount that the Borrowers are entitled to borrow as Revolving Credit Loans under Section 2.1 of this Agreement (after giving effect to the Revolving Credit Outstandings).
“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any Currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.8(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a). All Base Rate Loans shall be denominated in Dollars.
“Benchmark” means, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(c)(i), and (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling or Euros, the Adjusted Daily Simple RFR applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to such Adjusted Daily Simple RFR or the then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(c)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Lender and the Borrowers as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to such Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, with respect to any Benchmark for any Currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.
“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Capital Expenditures” means, with respect to the Borrowers and their Subsidiaries on a Consolidated basis, for any period, (a) the additions to property, plant and equipment and other capital expenditures (including, without limitation, the acquisition of solely domain names) that are (or would be) set forth in a Consolidated statement of cash flows of such Person for such period prepared in accordance with IFRS and (b) Capital Lease Obligations during such period.
“Capital Lease Obligations” of any Person means, subject to Section 1.3(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under IFRS, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS.
“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with, or deliver to the Lender, as collateral for L/C Obligations, cash or Deposit Account balances in the applicable Currency or, if the Lender shall agree, in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralized Letter of Credit” has the meaning assigned thereto in Section 3.12(d).
“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), (c) investments in certificates of deposit, banker’s acceptances, money market deposits and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and having a long-term debt rating of “A” or better by S&P or “A2” or better from Moody’s (or, if at any time either S&P or Moody’s are not rating the debt of such bank, an equivalent rating from another nationally recognized statistical rating agency), (d) investments in any money market fund or money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (c) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), and (e) solely with respect to any Subsidiary domiciled outside the United States, substantially equivalent investments to those outlined in clauses (a) through (d) above which are reasonably comparable in tenor and credit quality (taking into account the jurisdiction where such Subsidiary conducts business) and customarily used in the ordinary course of business by similar companies for cash management purposes in any jurisdictions in which such Person conducts business (it being understood that such investments may be denominated in the currency of any jurisdiction in which such Person conducts business).
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.
“Change in Control” means an event or series of events by which:
(a)at any time, Holdings shall fail to own one hundred percent (100%) of the Equity Interests of the Borrowers entitled to vote in the election of members of the board of directors (or other equivalent governing body) of any Borrower other than in connection with a Permitted Intragroup Restructuring and/or vote at a general meeting of any Borrower; or

(b)(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, more than thirty-five percent (35%) of the Equity Interests of any Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of any Borrower and/or vote at a general meeting of any Borrower or (ii) a majority of the members of the board of directors (or other equivalent governing body) of Holdings shall not constitute Continuing Directors; or
(c)there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Equity Interests in excess of Threshold Amount any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating Holdings or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (or any European equivalent regulation (such as the European Market and Infrastructure Regulation)) and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and including CRR, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan or Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.
“Closing Date” means the date of this Agreement.
“Closing Leverage Ratio” has the meaning assigned thereto in Section 6.1(f).
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.
“Collateral Agreement” means that certain Guaranty and Security Agreement, dated as of the Closing Date, executed by GDC America and Rotowire in favor of the Lender, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Lender.
“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commitments” means, collectively, the Revolving Credit Commitment and the Term Loan Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Compliance Certificate” means a certificate of the chief financial officer or the treasurer of Holdings substantially in the form attached as Exhibit F.
“Conforming Changes” means, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “Eurocurrency Banking Day,” the definition of “RFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.9 and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under IFRS.
“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Holdings and its Subsidiaries:
(a) Consolidated Net Income for such period plus
(b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:
(i)    Consolidated Interest Expense;
(ii)    expense for Taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including federal and state and local income Taxes, foreign income Taxes and franchise Taxes;
(iii)    depreciation and amortization;
(iv)    expenses in respect of share-based payments;
(v)    impairment charges, foreign exchange losses and gains, fair value movements on contingent consideration and unwinding of deferred consideration, and other non-cash charges or expenses, excluding any non-cash charge or expense that represents an accrual for a cash expense to be taken in a future period,; and
(vi)    (A) transaction fees, charges and other amounts (including any financing fees, merger and acquisition fees, acquisition integration costs and expenses, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith) in connection with the Transactions and any amendment or other modification to the Loan Documents, including the refinancing of the Transactions, any Permitted Acquisition, or the incurrence, amendment or waiver of Indebtedness permitted hereunder, in each case, whether or not consummated; and (B) other unusual and non-recurring cash expenses or charges; provided that the aggregate amount added pursuant to this clause (vi) for any Reference Period shall in no event exceed in the aggregate 20% of Consolidated EBITDA for such period (calculated prior to any such addbacks pursuant to this clause (vi)); less
(c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period (to the extent not netted in (b) (i)-(vi)):
(i)    interest income;
(ii)    federal, state, local and foreign income Tax credits of Holdings and its Subsidiaries for such period (to the extent not netted from income Tax expense);
(iii)    any unusual and non-recurring gains (excluding gains from discontinued operations);
(iv)    non-cash gains or non-cash items; and
(v)    any cash expense made during such period which represents the reversal of any non-cash expense that was added in a prior period pursuant to clause (b) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred.
For purposes of this Agreement, Consolidated EBITDA shall be calculated on a Pro Forma Basis.
“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all purchase money Indebtedness, (c) all obligations to pay the deferred purchase price of property or services of any such Person (including all payment obligations under non-competition, earn-out or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out or similar agreements becomes a liability on the balance sheet of such Person in accordance with IFRS), except trade payables arising in the ordinary course of business subject to reasonably customary trade terms (d) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (as accounted for under IFRS), (e) all drawn and unreimbursed obligations, contingent or otherwise, of any such Person relative to letters of credit, including any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person, (f) all obligations of any such Person in respect of Disqualified Equity Interests which shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due, (g) all Guarantees of any such Person with respect to any of the foregoing and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person; provided, that Consolidated Funded Indebtedness shall exclude the portion of the foregoing clause (c) that can be settled with consideration consisting of Equity Interests (including but not limited to Equity Interests of Holdings) in respect of Seller Notes issued in connection with Permitted Acquisitions.
“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Holdings and its Subsidiaries in accordance with IFRS, interest expense (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements) for such period.
“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with IFRS; provided that in calculating Consolidated Net Income of Holdings and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which Holdings or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to Holdings or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or any of its Subsidiaries or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to Holdings or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement (excluding the Loan Documents), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes, (d) the net income (or loss) of any Subsidiary that is not a Wholly-Owned Subsidiary to the extent such net income (or loss) is attributable to the minority interest in such Subsidiary and (e) any gain or loss from Asset Dispositions during such period.
“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with IFRS as of such date, as expressly stated on the most recent balance sheet delivered to the Lender pursuant to Section 8.1.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the most recently completed Reference Period.
“Continuing Directors” means the directors (or other equivalent governing body) of Holdings on the Closing Date and each other director (or equivalent) of Holdings, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of Holdings is approved by at least 51% of the then Continuing Directors.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Account” means each Deposit Account and Securities Account that is subject to a Control Agreement in form and substance reasonably satisfactory to the Lender.

“Control Agreement” means a control agreement, first ranking charge or similar documentary arrangement, in form and substance reasonably satisfactory to the Lender, executed and delivered by a Borrower, the Lender, and the applicable Cash Management Bank.
“Covered Party” has the meaning assigned thereto in Section 12.25(a).
“Credit Facility” means, collectively, the Revolving Credit Facility, the Term Loan Facility and the L/C Facility.
“Credit Parties” means, collectively, the Borrowers and the Guarantors.
“CRR” means either CRR-EU or, as the context may require, CRR-UK.
“CRR-EU” means (a) regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that Regulation.
“CRR-UK” means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.
“Currencies” means Dollars and each Alternative Currency, and “Currency” means any of such Currencies.
“Daily Simple RFR Loan” means any Loan that bears interest at a rate based on Adjusted Daily Simple RFR.
“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership, administration, rescue process or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Delayed Draw Availability Period” means the period commencing on the Closing Date through and including March 31, 2025.
“Delayed Draw Borrowing Date” means each Business Day during the Delayed Draw Availability Period on which the Lender makes a Delayed Draw Term Loan pursuant to Section 4.1.
“Delayed Draw Term Loan Commitment” means the obligation of the Lender to make the Delayed Draw Term Loans to the account of the Borrowers hereunder on or after the Closing Date, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof. The aggregate Delayed Draw Term Loan Commitment of the Lender on the Closing Date shall be $25,000,000.

“Delayed Draw Term Loans” means the term loans made, or to be made, to the Borrowers by the Lender pursuant to Section 4.1.
“Deposit Account” means any deposit account (as that term is defined in the UCC).
“Disposed EBITDA” means, with respect to any Person or business that is sold or disposed of in an Asset Disposition during any period, the amount for such period of Consolidated EBITDA of any such Person or business subject to such Asset Disposition (determined using such definitions as if references to Holdings and its Subsidiaries therein were to such Person or business), as calculated by the Borrowers in good faith.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a)  mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent indemnification obligations not then due) and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent indemnification obligations not then due) and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into, or exchangeable for, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the latest scheduled maturity date of the Loans and Commitments; provided that if such Equity Interests are issued pursuant to a plan for the benefit of Holdings or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollar Equivalent” means, subject to Section 1.13, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars as determined by the Lender at such time in its sole discretion by reference to the most recent Spot Rate for such Alternative Currency (as determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding five (5) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.
“EMU Legislation” means the legislative measures of the European Council for the introduction of changeover to or operation of a single or unified European currency.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Equity Interests” means (a) in the case of a corporation or share company, capital stock or, as applicable, shares, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“€STR” means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.
“€STR Adjustment” means a percentage equal to 0.11% per annum.
“€STR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).
“€STR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.
“Euro” and “€” mean the single currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Banking Day” means, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day.
“Eurocurrency Rate” means, for any Eurocurrency Rate Loan for any Interest Period, if applicable and approved by the Lender pursuant to Section 1.15, denominated in any other Currency (other than Euros or Sterling), the rate designated with respect to such Currency at the time such currency is approved by the Lender pursuant to Section 1.15.
“Eurocurrency Rate Loan” means any Loan bearing interest at a rate based on the Adjusted Eurocurrency Rate.
“Eurocurrency Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the FRB for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).
“Excluded Accounts” means all Deposit Accounts and Securities Accounts owned by a Credit Party (i) used exclusively for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of employees of the Credit Parties and their Subsidiaries, (ii) other zero-balance accounts, (iii) any Deposit Accounts or Securities Account maintained for the sole purpose of holding cash that serves solely as cash collateral or security for a permitted secured letter of credit in an aggregate amount for such letter of credit (or all such letters of credit) not to exceed $250,000, or (iv) which contain, at all times, less than $500,000 in the aggregate for all such accounts.
“Excluded Subsidiary” means (a) any Immaterial Subsidiary (provided that, to the extent any such Subsidiary no longer qualifies as an Immaterial Subsidiary, such Subsidiary shall cease to be an Excluded Subsidiary by virtue of this clause (a)), (b) any Subsidiary that is prohibited by Applicable Law or by any contractual obligation existing on the Closing Date or existing at the time of acquisition of such Subsidiary after the Closing Date (and not incurred in contemplation of such acquisition), in each case from Guaranteeing the Obligations, but only so long as such prohibition exists, (c) each Subsidiary of GDC Malta existing on the Closing Date (other than NDC Media), and (d) any other Subsidiary with respect to which the Lender and the Borrowers mutually agree that the cost of providing a Guarantee would be excessive in relation to the benefit to be afforded thereby.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the applicable Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or, in the case of the Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its Lending Office, (c) any United States federal withholding Taxes imposed under FATCA and (d) any withholding Taxes imposed by Ireland, if on the date on which the payment falls due, the payment could have been made to the Lender or Participant (as applicable) without a withholding on account of Taxes imposed by Ireland if the Lender or Participant (as applicable) had been an Irish Qualifying Lender, but on that date the Lender or Participant (as applicable) is not or has ceased to be an Irish Qualifying Lender other than as a result of any change in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority or the relevant Lender or Participant (as applicable) is an Irish Treaty Lender and the Credit Party making the payment is able to demonstrate that the payment could have been made to the Lender or Participant without a withholding on account of Taxes imposed by

Ireland had that Lender or Participant complied with any procedural formalities necessary for that Credit Party to make that payment without a withholding on account of Taxes imposed by Ireland.
“Extended Letter of Credit” has the meaning assigned thereto in Section 3.1(b).
“Extensions of Credit” means, as to the Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans then outstanding, (ii) L/C Obligations then outstanding and (iii) the aggregate principal amount of the Term Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by the Lender, as the context requires.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by the Lender. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“First Tier Foreign Subsidiary” means any Foreign Subsidiary, the Equity Interests of which are owned directly by one or more Credit Parties.
“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31.
“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, as each of the foregoing is now or hereafter in effect and any successor statute to any of the foregoing.
“Floor” means a rate of interest equal to 0%.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GDC Malta” means GDC Malta Limited, a limited company organized under the laws of Malta.
“GDC Media Security Assignment” means the Irish law security assignment in respect of certain promissory notes issued by GDC Media to be executed by NDC Media Limited and GDC Malta in favor of the Lender, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Lender.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in each case, in the ordinary course of business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).
“Guarantors” means Holdings and each Person (other than an individual) that at any time guarantees all or any portion of the Obligations.
“Guaranty Agreements” means, collectively the Holdings Guaranty Agreement and any other Guarantees provided to Lender by any other Guarantors.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include Lender or any Affiliate of Lender).
“Holdings” has the meaning set forth in the preamble to this Agreement.
“Holdings Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by Holdings in favor of the Lender, for the ratable benefit and the Secured Parties, which shall be in form and substance acceptable to the Lender.
“Holdings SEC Documents” means all reports, schedules, forms, proxy statements, prospectuses (including prospectus supplements), registration statements and other information filed by Holdings with the U.S. Securities and Exchange Commission or furnished by Holdings to the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect on from time to time. Any reference in the Loan Documents to GAAP shall be deemed to mean IFRS.
“Immaterial Subsidiary” means any Subsidiary that (a) did not (i) as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are required to be delivered pursuant to Section 8.1(b), or, as of the Closing Date, the most recent financial statements delivered prior to the Closing Date, have assets (on an individual basis) with a value in excess of 7.5% of the Consolidated Total Assets (of the Credit Parties on a consolidated basis) or (ii) generate or revenues (in each case, on an individual basis) for the relevant testing period ending on the date referred to in clause (i) above representing in excess of 5.0% of revenues (in each case, of the Credit Parties and their Subsidiaries, on a consolidated basis) for such testing period and (b) did not (i) as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are required to be delivered pursuant to Section 8.1(b) (or, as of the Closing Date, the most recent financial statements delivered prior to the Closing Date), together with all other Immaterial Subsidiaries, have assets with a value in excess of 7.5% of Consolidated Total Assets (of the Credit Parties and their Subsidiaries, on a consolidated basis) for such test period ending on the date referred to in clause (i) above, or (ii) generate, together with all other Immaterial Subsidiaries, revenues representing in excess of 5.0% of revenues (in each case, of the

Credit Parties and their Subsidiaries, on a consolidated basis) for such testing period. Upon any such Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, and so long as such Subsidiary is not otherwise an Excluded Subsidiary, such Subsidiary shall comply with Section 8.14 to the extent applicable. Each Immaterial Subsidiary as of the Closing Date is listed on Schedule 7.2.
“Increase Effective Date” has the meaning assigned thereto in Section 5.13(c).
“Incremental Amendment” has the meaning assigned thereto in Section 5.13(f).
“Incremental Facilities Limit” means $10,000,000 less the total aggregate initial principal amount (as of the date of incurrence thereof) of all previously incurred Incremental Increases.
“Incremental Increase” has the meaning assigned thereto in Section 5.13(a).
“Incremental Revolving Credit Facility Increase” has the meaning assigned thereto in Section 5.13(a).
“Incremental Term Loan” has the meaning assigned thereto in Section 5.13(a).
“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 5.13(a).
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
(a)all liabilities, obligations and indebtedness of such Person for borrowed money, including obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, of such Person;
(b)all obligations of such Person to pay the deferred purchase price of property or services of such Person (including all payment obligations under non-competition, earn-out or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out or similar agreements becomes a liability on the balance sheet of such Person in accordance with IFRS), except trade payables arising in the ordinary course of business; provided, that Indebtedness shall exclude the portion of this clause (b) that can be settled with consideration consisting of Equity Interests of the acquirer (including, but not limited to, Equity Interests of Holdings) in connection with Permitted Acquisitions;
(c)the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under IFRS);
(d)all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(e)all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of such Person;

(g)all obligations of such Person in respect of Disqualified Equity Interests;
(h)all net obligations of such Person under any Hedge Agreements; and
(i)all Guarantees of such Person with respect to any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, if such Indebtedness shall not have been assumed by such Person or is limited in recourse to the assets securing such Lien, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date (as determined in good faith by Holdings) and (y) the amount of such Indebtedness as of such date. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of obligations in respect of any Disqualified Equity Interests shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned thereto in Section 12.3(b).
“Information” has the meaning assigned thereto in Section 12.10.
“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.
“Interest Payment Date” means the first day of each month (provided that such payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day) and the Applicable Maturity Date.
“Interest Period” means, as to any Eurocurrency Rate Loan or Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan or Term SOFR Loan, as applicable, and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrowers in its Notice of Borrowing or Notice of Conversion/Continuation and subject to Availability; provided that:
(a)the Interest Period shall commence on the date of advance of or conversion to any Eurocurrency Rate Loan or Term SOFR Loan, as applicable, and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)no Interest Period shall extend beyond the Applicable Maturity Date, and Interest Periods shall be selected by the Borrowers so as to permit the Borrowers to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9;
(e)there shall be no more than six (6) Interest Periods in effect at any time; and
(f)no tenor that has been removed from this definition pursuant to Section 5.8(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.
“Interstate Commerce Act” means the body of law commonly known as the Interstate Commerce Act (49 U.S.C. App. § 1 et seq.).
“Investment” means, with respect to any Person, that such Person (a) purchases, repurchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions), by division or otherwise, directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, (b) makes any Acquisition or (c) makes or holds, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person.
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“IP Security Agreement” means that certain Intellectual Property Security Agreement, dated as of the Closing Date, executed by the Credit Parties in favor of the Lender, for the ratable benefit of the Secured Parties.
“Irish Companies Act” means the Companies Act 2014 (as amended) of Ireland.
“Irish Credit Party” means a Credit Party incorporated under the laws of Ireland.
“Irish Qualifying Lender” means a Lender or a Participant, as applicable, which is beneficially entitled to interest payable to that Lender or Participant, as applicable, in respect of an advance under a Loan Document that is:
(a)a bank within the meaning of Section 246 of the Irish Taxes Act which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Irish Taxes Act; or
(b)a body corporate:
(i)which, by virtue of the law of a Relevant Territory, is resident in the Relevant Territory for the purposes of tax and that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by companies from sources outside that Relevant Territory; or
(ii)where interest payable in respect of an advance:

(A)is exempted from the charge to income tax under a double taxation agreement having force of law under the procedures set out in section 826(1) of the Irish Taxes Act; or
(B)would be exempted from the charge to Irish income tax under an Irish Treaty entered into on or before the payment date of that interest if that Irish Treaty had the force of law under the provisions set out in section 826(1) of the Irish Taxes Act at that date;
(iii)which is a United States company which is incorporated in the United States and is taxed in the United States on its worldwide income; or
(iv)which is a United States limited liability company (“LLC”) provided the ultimate recipients of the interest would, if they were themselves Lenders, be Irish Qualifying Lenders within paragraph (b)(i) or (b)(ii) or (b)(iii) of this definition and the business conducted through the LLC is so structured for non-tax commercial reasons and not for tax avoidance purposes;
except where, in respect of each of sub-paragraphs (i) to (iv), interest payable to that body corporate in respect of the Loan Document is paid in connection with a trade or business which is carried on in Ireland by that body corporate (or in the case of (iv) by the ultimate recipients of the interest) through a branch or agency; or
(a)an Irish Treaty Lender; or
(b)a body corporate which advances money in the ordinary course of a trade which includes the lending of money, in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of that body corporate and such body corporate has complied with the notification requirements under section 246(5)(a) of the Irish Taxes Act; or
(c)a qualifying company (within the meaning of section 110 of the Irish Taxes Act); or
(d)an investment undertaking (within the meaning of section 739B of the Irish Taxes Act).
“Irish Security Assignments” means:
(a)the Irish law security assignment of even date herewith in respect of certain intellectual property licence agreements executed by GDC America in favor of the Lender, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Lender; and
(b)the Irish law security assignment of even date herewith in respect of certain intellectual property licence agreements executed by Rotowire in favor of the Lender, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Lender; and
“Irish Security Deed” means the Irish law security deed of even date herewith executed by GDC Media in favor of the Lender, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Lender.
“Irish Security Documents” means the Irish Security Deed, the Irish Share Charge, each Irish Security Assignment, the GDC Media Security Assignment and each other Irish law governed mortgage, charge, assignment, pledge agreement or security agreement entered into, after the date of this Agreement by any Credit Party (as required by this Agreement or any other Loan Document), each as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Irish Share Charge” means the Irish law charge of shares executed by Holdings in favor of the Lender, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Lender.
“Irish Taxes Act” means the Taxes Consolidation Act 1997, of Ireland.
“Irish Treaty Lender” means a Lender or Participant, as applicable (other than a Lender or Participant falling within paragraph (b) of the definition of “Irish Qualifying Lender”), which:
(i)is treated as a resident of an Irish Treaty State for the purposes of an Irish Treaty; and
(ii)does not carry on a business in Ireland through a permanent establishment with which that Lender or Participant’s participation in this Agreement is effectively connected; and
(iii)fulfils any other conditions which must be fulfilled under the relevant Irish Treaty for residents of that Irish Treaty State to obtain exemption from Irish tax on interest, subject to provision of the relevant self-certification form, or, where the self-certification procedure does not apply, completion of any necessary procedural formalities.
“Irish Treaty State” means a jurisdiction which has a double taxation agreement with Ireland (an “Irish Treaty”) which is in effect and makes provision for full exemption from tax imposed by Ireland on interest.
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Lender” means Wells Fargo (or any of its designated branch offices or Affiliates) in its capacity as the issuing lender hereunder or any successor thereto.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit G hereto or such other form as may be approved by the Lender and the Borrowers.
“Junior Indebtedness” means, with respect to Holdings and its Subsidiaries, any (a) Subordinated Indebtedness, (b) Indebtedness secured by Liens that are junior to the Liens securing the Secured Obligations and (c) unsecured Indebtedness (including any Indebtedness incurred under any Seller Notes).
“KPI Metrics Report” means an annual report, in form and substance reasonably satisfactory to the Lender, that sets forth the calculations of the Borrowers and their Subsidiaries with respect to website users, exit clicks and new depositing customers.
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Sublimit” means the lesser of (a) $5,000,000 and (b) the amount of the Revolving Credit Commitment.

“Lender” means Wells Fargo Bank, N.A, in its capacity as Lender and Issuing Lender, as the context may require.
“Lending Office” means, the office of the Lender maintaining the Lender’s Extensions of Credit, which office may, include an office of any Affiliate of the Lender or any domestic or foreign branch of the Lender or Affiliate.
“Letter of Credit Application” means an application requesting the Issuing Lender to issue a Letter of Credit in the form specified by the Issuing Lender from time to time.
“Letter of Credit Documents” means with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the Issuing Lender and relating to such Letter of Credit, in each case in the form specified by the Issuing Lender from time to time.
“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1. A Letter of Credit may be issued in Dollars or in any Alternative Currency.
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, assignment by way of security, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.
“Liquidity” means, on any date of determination, the sum of (a) Availability plus (b) Qualified Cash.
“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Documents, the Security Documents, the Guaranty Agreements, the Control Agreements and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Lender or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).
“Loans” means the collective reference to the Revolving Credit Loans, the Term Loan and “Loan” means any of such Loans.
“Malta Bank Account Pledge” means a Maltese law bank account pledge, executed by Holdings in favor the Lender, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Lender.
“Malta Security Documents” means the Malta Share Pledge, the Malta Bank Account Pledge and any other Loan Document that purports to create a Lien which is governed by Maltese Law.
“Malta Share Pledge” means a Maltese law share pledge, executed by Holdings and GDC Malta in favor the Lender, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Lender.
“Material Adverse Effect” means (a) a material adverse effect on the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Credit Party to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Lender under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.
“Material Contract” means (a) any single contract or agreement, written or oral, of any Credit Party or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $2,000,000 per annum or (b) any other single contract or agreement, written or oral, of any Credit Party or any of its Subsidiaries, the breach, non-performance, cancellation or failure to renew of which would reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, “Material Contract” does not include any contract or agreement, written or oral, (i) relating to any intragroup provision of services from Holdings or any Subsidiary of Holdings that is a Credit Party to Holdings or any other Subsidiary of Holdings; (ii) relating to the employment of or the provision of services by any Credit Party’s directors, officers, employees or independent contractors; (iii) relating to the provision of services to any Credit Party by any legal, financial, accounting, regulatory, tax or other third party service advisors; and (iv) any contract or agreement, written or oral, that has a term of 12 months or less.
“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or Deposit Account balances provided in accordance with the provisions of Section 10.2(b), the lesser of (a) an amount equal to the Dollar Equivalent of 105% of the aggregate outstanding amount of all L/C Obligations and (b) an amount determined by the Issuing Lender entitled to Cash Collateral hereunder at such time in its sole discretion.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgaged Property” means any real property that is subject to a Mortgage.
“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering any real property now or hereafter owned by any Credit Party, in each case, in form and substance reasonably satisfactory to the Lender and executed by such Credit Party in favor of the Lender, for the ratable benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years, or to which any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).
“NDC Media” means NDC Media Limited, a limited company organized under the laws of Malta.
“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, all cash and Cash Equivalents received by any Credit Party or any of its Subsidiaries therefrom (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than Indebtedness under the Loan Documents) secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by IFRS or as otherwise required pursuant to the documentation with respect to such Asset Disposition or Insurance and Condemnation Event, (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition and (D) for the payment of indemnification obligations; provided that, to the extent and at the time any such amounts are released from such reserve and received by such Credit Party or any of its Subsidiaries, such amounts shall constitute Net Cash Proceeds, and (b) with respect to any Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.
“Non-Guarantor Subsidiary” means any Subsidiary of Holdings (other than the Borrowers) that is not a Subsidiary Guarantor.
“Non-Wholly-Owned Subsidiary” means any Subsidiary of the Borrowers that is not Wholly-Owned.
“Notes” means the collective reference to the Revolving Credit Notes and the Term Loan Notes.
“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy, insolvency or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lender under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“OID” has the meaning assigned thereto in the definition of “All-In Yield”.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents including any constitution); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Participant” means any person granted a participation pursuant to Section 12.9.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate, (b) has at any time within the preceding five (5) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates or (c) any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).
“Permitted Acquisition” means any Acquisition that meets the following requirements:
(a)no less than ten (10) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Lender), the Borrowers shall have delivered written notice of such Acquisition to the Lender, which notice shall include the proposed closing date of such Acquisition;
(b)the board of directors or other similar governing body of the Person to be acquired shall have approved such Acquisition, unless otherwise agreed by Lender;
(c)the Person or business to be acquired shall be in a line of business permitted pursuant to Section 9.11 or, in the case of an Acquisition of assets, the assets acquired are useful in the business of the Borrowers and their Subsidiaries as conducted immediately prior to such Acquisition or permitted pursuant to Section 9.11; provided that, in the case of this clause (c), a first priority Lien shall be granted on such assets and to the extent a first priority Lien is not able to be granted on such assets, such assets shall be transferred within sixty (60) days to an entity and/or jurisdiction where a first priority Lien is possible;
(d)such Acquisition shall not be hostile, unless otherwise agreed by Lender;

(e)if such Acquisition is a merger or consolidation, Holdings or a Subsidiary of Holdings shall be the surviving Person, and such surviving Person shall become, if required, a Guarantor in accordance with Section 8.14; and no Change in Control shall have been effected thereby;
(f)no later than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Lender), the Borrowers shall have delivered to the Lender a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Lender, that the Borrowers are in compliance on a Pro Forma Basis (based on the most recently completed Reference Period) with each covenant contained in Section 9.15;
(g)the Borrowers, to the extent requested by the Lender, (i) shall have delivered to the Lender promptly upon the finalization thereof executed copies of final Permitted Acquisition Documents and (ii) within ten (10) Business Days of the Acquisition closing, shall have delivered to, or made available for inspection by, the Lender substantially complete Permitted Acquisition Diligence Information if the Permitted Acquisition Consideration is an amount greater than $25,000,000;
(h)no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;
(i)if the Permitted Acquisition Consideration is an amount greater than $20,000,000, the Borrowers shall demonstrate, in form and substance reasonably satisfactory to the Lender, that the entity to be acquired had positive Consolidated EBITDA for the most recently completed Reference Period prior to the proposed closing date of such Acquisition unless otherwise agreed by the Lender; and
(j)the Borrowers shall have (i) delivered to the Lender a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition and (ii) provided such other documents and other information as may be reasonably requested by the Lender in connection with such purchase or other Acquisition;
provided that, for any Acquisition which would, on a pro-forma basis, result in a Consolidated Total Leverage Ratio of more than 2.50 to 1:00, such Acquisition must be approved by Lender in its sole discretion.
“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at fair market value, capped at the maximum value under the contract), or deferred payments including Seller Notes, or Equity Interests, to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrowers or any of their Subsidiaries in order to consummate the applicable Permitted Acquisition.
“Permitted Acquisition Diligence Information” means with respect to any applicable Acquisition, to the extent applicable, reasonable financial information including historical data of acquired company, proforma consolidating information of combined operations, purchase agreement or letter of intent, and any other information reasonably requested by Lender in connection with such Acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege, it being understood and agreed that the Borrowers shall notify the Lender in the event that any information is excluded or not disclosed by reason of this parenthetical).

“Permitted Acquisition Documents” means with respect to any applicable Acquisition proposed by the Borrowers or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such Acquisition, including all schedules, exhibits and annexes thereto and each other material document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.
“Permitted Intragroup Restructuring” means:
(a) subject to the proviso below, the merger, consolidation, amalgamation or any similar combination (including by division) of any Subsidiary of Holdings with Holdings or any other Subsidiary of Holdings and shall include in connection therewith any liquidation, winding-up or dissolution of any such Subsidiary;
(b) the merger, consolidation, amalgamation or any similar combination (including by division) of any Non-Guarantor Subsidiary with any other Non-Guarantor Subsidiary and shall include in connection therewith any liquidation, winding-up or dissolution of any such Non-Guarantor Subsidiary;
(c) subject to the proviso below, any sale, transfer or other disposition of assets of Holdings to any Subsidiary of Holdings, or of assets of any Subsidiary of Holdings to Holdings or any Subsidiary of Holdings and shall include in connection therewith any liquidation, winding-up or dissolution of any such Subsidiary (so long as, with respect to any disposition of assets of a Non-Guarantor Subsidiary to any Credit Party, the consideration for such disposition shall not exceed the fair market value of such assets);
(d) any sale, transfer or other disposition of assets of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary and shall include in connection therewith any liquidation, winding-up or dissolution of any such Non-Guarantor Subsidiary;
(e) subject to the proviso below, any issuance of Equity Interests by any Subsidiary of Holdings to Holdings or any other Subsidiary of Holdings;
(f) any issuance of Equity Interests by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; and
(g) any issuance of Equity Interests by Holdings.
provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would result from, any such transaction, and (ii) with respect to the transactions described in clauses (a), (c) and (e) above, the continuing or surviving entities of any such merger, consolidation, amalgamation or combination, or the recipient of any assets or relevant Equity Interests shall be the Credit Parties or shall become Subsidiary Guarantors to the extent required under, and within the time period set forth in, Section 8.14.
“Permitted Liens” means the Liens permitted pursuant to Section 9.2.
“Permitted Refinancing Indebtedness” means any Indebtedness (the “Refinancing Indebtedness”), the proceeds of which are used to refinance, refund, renew, extend or replace outstanding Indebtedness (such outstanding Indebtedness, the “Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including any unused commitments thereunder) is not greater than the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement, except by an amount equal to any original issue discount thereon and the amount of unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, refunding, renewal, extension or replacement; (b) the final stated maturity and Weighted Average Life to Maturity of such Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Refinanced Indebtedness and such Refinancing Indebtedness does not require any scheduled payment of principal, mandatory repayment, redemption or repurchase that is more favorable to the holders of the Refinancing Indebtedness than the corresponding terms (if any) of the Refinanced Indebtedness (including by virtue of such Refinancing Indebtedness participating on a greater basis in any mandatory repayment, redemption or repurchase as compared to the Refinanced Indebtedness, but excluding any scheduled payment of principal, mandatory repayment, redemption or repurchase occurring on or after the date that is 91 days after the latest scheduled maturity date of the Loans and Commitments); (c) such Refinancing Indebtedness shall not be secured by (i) Liens on assets other than assets securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement or (ii) Liens having a higher priority than the Liens, if any, securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement; (d) such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Refinanced Indebtedness is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension or replacement; (e) to the extent such Refinanced Indebtedness is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens securing the Collateral pursuant to the Security Documents), such refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness shall be subordinated to the Liens securing the Collateral pursuant to the Security Documents) on terms at least as favorable to the Lender as those contained in the documentation governing such Refinanced Indebtedness or otherwise reasonably acceptable to the Lender; (f) the covenants with respect to such Refinancing Indebtedness, when taken as a whole, are not materially more restrictive to Holdings and its Subsidiaries than those in the Refinanced Indebtedness (taken as a whole); (g) in the event that the Refinancing Indebtedness is unsecured Indebtedness (including unsecured Subordinated Indebtedness) such Refinancing Indebtedness does not include cross-defaults (but may include cross-payment defaults and cross-defaults at the final stated maturity thereof and cross-acceleration); and (h) no Default or Event of Default shall have occurred and be continuing at the time of, or would result from, such refinancing, refunding, renewal, extension or replacement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, body corporate or other entity.
“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“Pledge Agreements” means, collectively, that certain Pledge Agreement, dated as of the Closing Date, made by Holdings in favor of Lender, for the benefit of the Secured Parties, and each other pledge agreement pursuant to which any Credit Party pledges to Lender, for the ratable benefit of the Secured Parties, any Equity Interests owned by such Credit Party securing the Secured Obligations.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means:
(a)for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that (i) such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement, (ii) there shall be included in determining Consolidated EBITDA for such period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by Holdings or any Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) in connection with a Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by Holdings or such Subsidiary during such period, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition) and (iii) there shall be excluded in determining Consolidated EBITDA for such period, without duplication, the Disposed EBITDA of any Person or business, or attributable to any property or asset, disposed of by Holdings or any Subsidiary during such period in connection with a Specified Disposition or discontinuation of operations, based on the Disposed EBITDA of such disposed entity or business or discontinued operations for such period (including the portion thereof occurring prior to such disposition or discontinuation); provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of Consolidated EBITDA; and
(b)in the event that Holdings or any Subsidiary thereof incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable measurement period or (ii) subsequent to the end of the applicable measurement period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable measurement period and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Cash” means, as of any date of determination, the amount of Unrestricted Cash and Cash Equivalents of the Credit Parties that is in (a) Controlled Accounts or (b) Deposit Accounts or in Securities Accounts, or any combination thereof, maintained by the Lender.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Quarterly Installments” means an amount equal to the product of (a) the aggregate principal amount of Term Loans outstanding on March 31, 2025, and (b) 3.75%.
“Receiver” means a receiver or receiver and manager of the whole or any part of the Collateral.

“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters ended on or immediately prior to such date for which financial statements of Holdings and its Subsidiaries have been delivered to the Lender hereunder.
“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by the Issuing Lender.
“Reinstated Letter of Credit” has the meaning assigned thereto in Section 3.12(e).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (i) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Relevant Territory” means:
(a)a member state of the European Union other than Ireland; or
(b)a jurisdiction with which Ireland has entered into an Irish Treaty that has the force of law pursuant to Section 826(1) of the Irish Taxes Act; or
(c)a jurisdiction with which Ireland has entered into an Irish Treaty where that Irish Treaty will (on completion of necessary procedures) have the force of law pursuant to Section 826(1) of the Irish Taxes Act
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, for any Credit Party, the chief executive officer, president or chief financial officer of Holdings and, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer, director, company secretary of such Person or any other officer of such Person designated in writing by the Borrowers or such Person and reasonably acceptable to the Lender; provided that, to the extent requested thereby, the Lender shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Restricted Payment” means any dividend on, or the making of any payment or other distribution on account of, or the purchase, repurchase, redemption, retirement or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, repurchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof, the making of any payment with respect to any earn-out or similar obligation incurred in connection with an Acquisition permitted hereunder, the making of any distribution or contribution of cash or capital, property or assets to the holders of any Equity Interests of any Credit Party or any Subsidiary thereof or by such holders of any such Equity Interests to any Credit Party or any Subsidiary thereof on account of such Equity Interests.
“Revaluation Date” means, subject to Section 1.13,
(a)with respect to any Loan denominated in an Alternative Currency, each of the following: (i) the date of the borrowing of such Loan (including any borrowing or deemed borrowing in respect of any unreimbursed portion of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency) but only as to the amounts so borrowed on such date, (ii) each date of a continuation of such Loan pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (iii) such additional dates as the Lender shall determine; and
(b)with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the stated amount of the Letter of Credit so issued on such date, and (ii) such additional dates as the Lender shall determine.
“Revolving Credit Commitment” means the obligation of the Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations for the account of, the Borrowers hereunder, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 5.13). The aggregate Revolving Credit Commitment of the Lender on the Closing Date shall be $25,000,000.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility pursuant to Section 5.13).
“Revolving Credit Loan” means any revolving loan made to the Borrowers pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
“Revolving Credit Maturity Date” means the earliest to occur of (a) March 19, 2027, (b) the date of termination of the entire Revolving Credit Commitment by the Borrowers pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).
“Revolving Credit Note” means a promissory note made by the Borrowers in favor of the Lender evidencing the Revolving Credit Loans made by the Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Revolving Extensions of Credit” means (a) any Revolving Credit Loan then outstanding or (b) any Letter of Credit then outstanding.
“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (a) Dollars, Term SOFR, (b) Sterling, SONIA, and (c) Euros, €STR.
“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, (b) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, and (c) Euros, any day that is a TARGET Day; provided that for purposes of notice requirements in Sections 2.3(a), 2.4(c), 4.2(a), 4.4(a) and 5.2, in each case, such day is also a Business Day.
“RFR Loan” means a Daily Simple RFR Loan or a Term SOFR Loan, as the context may require.
“RFR Rate Day” has the meaning assigned thereto in the definition of “Adjusted Daily Simple RFR”.
“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Lender or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria, Venezuela and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrowers or any of their Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means (a) any Cash Management Agreement in effect on the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) the Lender or (ii) an Affiliate of the Lender, in each case as determined as of the Closing Date or (b) any Cash Management Agreement entered into after the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) the Lender or (ii) an Affiliate of Lender, in each case as determined at the time such Cash Management Agreement is entered into.
“Secured Cash Management Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Secured Cash Management Agreement.
“Secured Hedge Agreement” means (a) any Hedge Agreement in effect on the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) Lender or (ii) an Affiliate of the Lender, in each case as determined as of the Closing Date or (b) any Hedge Agreement entered into after the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) Lender or (ii) an Affiliate of the Lender, in each case as determined at the time such Hedge Agreement is entered into.
“Secured Hedge Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Secured Hedge Agreement; provided that the “Secured Hedge Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.
“Secured Obligations” means, collectively, (a) the Obligations, (b) any Secured Hedge Obligations and (c) any Secured Cash Management Obligations.
“Secured Parties” means, collectively, the Lender, the holders of any Secured Hedge Obligations, the holders of any Secured Cash Management Obligations, each agent or sub-agent appointed by the Lender from time to time, any Receiver, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.
“Securities Account” means a securities account (as that term is defined in the UCC).
“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).
“Security Documents” means the collective reference to the Collateral Agreement, the Irish Security Documents, the Malta Security Documents, the UK Security Documents, the Pledge Agreements, the IP Security Agreement, the Mortgages, and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Secured Obligations.
“Seller Notes” means unsecured obligations incurred by Holdings or any of its Subsidiaries to pay sellers contingent or deferred consideration in connection with a Permitted Acquisition. For the avoidance of doubt, Seller Notes shall be Junior Indebtedness and not Subordinated Indebtedness and shall not be subordinated in right and time of payment to the Obligations.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.
“SONIA Adjustment” means a percentage equal to 0.11% per annum.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Special Notice Currency” means, at any time, an Alternative Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America.
“Specified Disposition” means any Asset Disposition having gross sales proceeds in excess of the Threshold Amount.
“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition and (c) the Transactions.
“Spot Rate” means, subject to Section 1.13, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Lender) by Thomson Reuters Corp. (or equivalent service chosen by the Lender in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Lender in accordance with the procedures generally used by the Lender for syndicated credit facilities in which it acts as Lender.
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Subordinated Indebtedness” means the collective reference to any Indebtedness (other than any Indebtedness incurred under any Seller Notes) incurred by Holdings or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Lender.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company, body corporate or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Holdings.
“Subsidiary Guarantors” means, collectively, (a) the Subsidiaries of Holdings listed on Schedule 7.1 that are identified as a “Guarantor” on the Closing Date and (b) each other Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 8.14.
“Subsidiary Guaranty Agreement” means an unconditional guaranty agreement executed by the Subsidiary Guarantors in favor of the Lender, for the ratable benefit and the Secured Parties, which shall be in form and substance acceptable to the Lender.
“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with IFRS.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term Loan” means the Delayed Draw Term Loans and, if applicable, the Incremental Term Loans, and “Term Loan” means any such Term Loans.

“Term Loan Commitment” means, in the aggregate, the Lender’s Delayed Draw Term Loan Commitment and Incremental Term Loan Commitment.
“Term Loan Facility” means the term loan facility established pursuant to Article IV (including any new term loan facility established pursuant to Section 5.13).
“Term Loan Maturity Date” means the first to occur of (a) March 19, 2027, and (b) the date of acceleration of the Term Loans pursuant to Section 10.2(a).
“Term Loan Note” means a promissory note made by the Borrowers in favor of the Lender evidencing the portion of the Term Loans made the Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Term Loans” means the Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.
“Term SOFR” means,
(a)for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) RFR Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Base Rate SOFR Determination Day.
“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).
“Term SOFR Loan” means any Loan that bears interest at a rate based on Adjusted Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or would reasonably be expected to result in liability of the Credit Parties in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.
“Threshold Amount” means $10,000,000.
“Title Company” has the meaning assigned thereto in Section 6.1(d)(ii).
“Transactions” means, collectively, (a) the initial Extensions of Credit, and (b) the payment of all fees, expenses and costs incurred in connection with the foregoing.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK” and “United Kingdom” mean the United Kingdom of Great Britain and Northern Ireland.
“UK Debenture” means an English law debenture executed by GDC Media in favor of the Lender.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Security Documents” means the UK Debenture and any other Loan Document that purports to create a Lien which is governed by English law.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” means the United States of America.
“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, all cash and Cash Equivalents of Holdings and its Subsidiaries that is subject to a Control Agreement, in each case, that are unrestricted and not subject to any Liens (other than Liens permitted under Section 9.2(a) and (l)); provided that the proceeds of any Indebtedness incurred substantially concurrently with the determination of such amount shall be excluded.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by Holdings and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than Holdings and/or one or more of its Wholly-Owned Subsidiaries).
“Withholding Agent” means any Credit Party and the Lender.
“Working Capital” means, for Holdings and its Subsidiaries on a Consolidated basis and calculated in accordance with IFRS, as of any date of determination, the excess of (a) current assets (other than cash, Cash Equivalents, taxes and deferred taxes) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) outstanding Revolving Credit Loans, (iii) the current portion of current taxes and deferred income taxes and (iv) the current portion of accrued Consolidated Interest Expense.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.2Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
SECTION 1.3Accounting Terms.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with IFRS, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.1(f) and Section 8.1(a), except as otherwise specifically prescribed herein.
(b)If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrowers shall so request, the Lender and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with IFRS prior to such change therein and (ii) the Borrowers shall provide to the Lender financial information and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in IFRS.
SECTION 1.4UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
SECTION 1.5Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.6References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.7Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.8Guarantees/Earn-Outs. Unless otherwise specified, (a) the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with IFRS.
SECTION 1.9Covenant Compliance Generally. For purposes of determining compliance under Sections 9.1, 9.2, 9.3, 9.5 and 9.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of Holdings and its Subsidiaries delivered pursuant to Section 8.1(a) or Section 6.1(f), as applicable. Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.
SECTION 1.10[Reserved].
SECTION 1.11Rates. The Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Adjusted Daily Simple RFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.8(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, Adjusted Daily Simple RFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any

Conforming Changes. The Lender and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Lender may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, the Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.12Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.13Exchange Rates; Currency Equivalents; Daily Simple RFR Loans.
(a)The Lender shall determine the Dollar Equivalent amount of each Extension of Credit denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Lender.
(b)Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Lender.
(c)Notwithstanding the foregoing provisions of this Section 1.13 or any other provision of this Agreement, the Lender may compute the Dollar Equivalent of the maximum amount of each applicable Letter of Credit issued by the Issuing Lender by reference to exchange rates determined using any reasonable method customarily employed by the Issuing Lender for such purpose.
(d) Notwithstanding the foregoing provisions of this Section 1.13 or any other provision of this Agreement, in connection with Daily Simple RFR Loans in an Alternative Currency, the Spot Rate on each date of borrowing shall be the Spot Rate in effect as of the Revaluation Date applicable to the first borrowing of any such Daily Simple RFR Loans in such Alternative Currency (or, if applicable, any later Revaluation Date pursuant to clause (a)(iii) of the definition of “Revaluation Date”).
SECTION 1.14Change of Currency.
(a)The obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU

Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London or applicable offshore interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
SECTION 1.15Additional Alternative Currencies.
(a)The Borrowers may from time to time request that (i) Revolving Credit Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency” and/or (ii) Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is (A) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (B) dealt with in the London or other applicable offshore interbank deposit market and (C) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by the Lender for making Loans or the Issuing Lender for issuing Letters of Credit, as applicable, unless such authorization has been obtained and remains in full force and effect. In the case of any such request with respect to the making of Revolving Credit Loans, such request shall be subject to the approval of the Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Lender.
(b)Any such request shall be made to the Lender not later than 11:00 a.m., (i) with respect to a request for an additional Alternative Currency, twenty (20) Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Lender in its sole discretion) or (ii) with respect to a request for an additional Alternative Currency for issuance of Letters of Credit, five (5) Business Days prior to the date of the desired Letter of Credit (or such other time or date as may be agreed by the Issuing Lender, in its sole discretion with notice to the Lender). Each such request shall also identify the applicable benchmark rate that is to apply to Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, such requested additional Alternative Currency.
(c)If the Lender consents to making Revolving Credit Loans in such requested currency and using such benchmark rate, the Lender shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Revolving Credit Loans; and if the Lender consents to the issuance of Letters of Credit in such requested currency, the Lender shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by Lender. If the Lender shall fail to obtain consent to any request for an additional currency under this Section 1.15, the Lender shall promptly so notify the Borrowers.

(d)In connection with any approved request for an Alternative Currency, the Lender will have the right to make any technical, administrative or operational changes that the Lender decides may be appropriate to reflect the inclusion of such Alternative Currency and the adoption and implementation of the benchmark rate applicable thereto and to permit the administration thereof by the Lender from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
SECTION 1.16Jersey Terms. In each Loan Document (where the applicable reference relates to any person incorporated, established, constituted or formed under the laws of Jersey) any reference to: (a) insolvency includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954); (b) a compromise or arrangement with any creditor includes, without limitation, any compromise or arrangement with creditors (or any class of creditors) of the type referred to in Article 125 of the Companies (Jersey) Law 1991;(c) a winding-up includes, without limitation, any winding up procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991 and any other provisional winding up, winding up, dissolution, termination, provisional liquidation or liquidation ordered by the Royal Court of Jersey or otherwise effected pursuant to the laws of Jersey; (d) the appointment of a similar officer to a liquidator, receiver, administrative receiver, administrator or compulsory manager includes, without limitation, the Viscount of the Royal Court of Jersey, any autorisé, any provisional liquidator or liquidator appointed pursuant to Part 21 of the Companies (Jersey) Law 1991 and any other provisional liquidator, liquidator or receiver appointed by the Royal Court of Jersey or otherwise appointed pursuant to the laws of Jersey; (e) any step being taken in relation to a winding-up includes, without limitation, the service of a statutory demand pursuant to Part 21 of the Companies (Jersey) Law 1991; (f) any step being taken in relation to the appointment of a similar officer to a liquidator, receiver, administrative receiver, administrator or compulsory manager includes, without limitation, the service of a statutory demand pursuant to Part 21 of the Companies (Jersey) Law 1991; and (g) Lien includes, without limitation, any hypothèque (whether conventional, judicial or arising by operation of law), any lien in respect of any tangible movable property, any security interest created pursuant to the Security Interests (Jersey) Law 1983 and any security interest created pursuant to the Security Interests (Jersey) Law 2012. When used with respect to any Credit Party organized in Jersey, the term “organized” shall be deemed to refer to “incorporated” and the term “organization” shall be deemed to refer to “incorporation”.
SECTION 1.17Jersey Customary Law Waivers. Without prejudice to any other waiver contained in this Agreement or any other Loan Document, each Credit Party incorporated, established, constituted or formed under the laws of Jersey waives any right: (a) whether by virtue of the droit de division or otherwise, to require that any liability under this Agreement or any other Loan Document be divided or apportioned with any other Credit Party or any other Person or reduced in any way or manner; and (b) whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other Credit Party or any other Person before any claim is enforced against it in respect of the obligations or liabilities assumed by it under this Agreement or any other Loan Document.
SECTION 1.18Irish Terms.
(a)“Dissolution” of an Irish Credit Party includes such entity being struck off the Register of Companies in Ireland.
(b)“Enforcing” (or any derivation) the Collateral includes the appointment of an administrator, examiner, Receiver or process adviser (or any analogous officer in any jurisdiction) to or in respect of an Irish Credit Party, any assets of an Irish Credit Party, the shares in an Irish Credit Party or any assets secured under any Irish Security Document by the Lender.
(c)An “examiner” means an examiner (including any interim examiner) appointed under section 509 of the Irish Companies Act and examinership shall be construed accordingly.
(d)A “process adviser” means a person appointed or acting as a process adviser within the meaning of section 558A(1) of the Irish Companies Act.
(e)A “rescue process” means the rescue process for small and micro companies contemplated by Part 10A of the Irish Companies Act.
(f)A Person being “unable to pay its debts” includes that person being unable to pay its debts within the meaning of section 509(3)(a) and (c) and section 570 of the Irish Companies Act.
(g)A reference to any Irish Credit Party being “organized” under the laws of any jurisdiction shall be construed as including that Irish Credit Party being incorporated under the laws of Ireland.
(h)Any references to Ireland exclude Northern Ireland.
ARTICLE II
REVOLVING CREDIT FACILITY
SECTION 2.1Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, Lender agrees to make Revolving Credit Loans in Dollars or in one or more Alternative Currencies to the Borrowers from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the Borrowers in accordance with the terms of Section 2.3; provided that the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.
SECTION 2.2[Reserved].
SECTION 2.3Procedure for Advances of Revolving Credit Loans.
(a)Requests for Borrowing. The Borrowers shall give the Lender irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii)(A) in the case of a Term SOFR Loan, at least three (3) RFR Business Days before such Term SOFR Loan, (B) in the case of an RFR Loan denominated in any Alternative Currency, at least five (5) RFR Business Days before such RFR Loan, and (C) in the case of a Eurocurrency Rate Loan denominated in any Alternative Currency, at least four (4) Eurocurrency Banking Days before such Eurocurrency Rate Loan (or five (5) Eurocurrency Banking Days in the case of a Special Notice Currency), of its intention to borrow, in each case, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the Currency of such borrowing, (C) the amount of such borrowing, which shall be, (x) with respect to Base Rate in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (y) with respect to Eurocurrency Rate Loans and RFR Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof, (D) [reserved], (E) in the case of a Revolving Credit Loan whether such Revolving Credit Loan is to be a Eurocurrency Rate Loan, a Daily Simple RFR Loan, a Term SOFR Loan or a Base Rate Loan, and (F) in the case of a Eurocurrency Rate Loan or a Term SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrowers fail to specify the Currency of a Loan in a Notice of Borrowing, then the applicable Loans shall be made in Dollars. If the Borrowers fail to specify a type of Loan denominated in Dollars in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrowers request a borrowing of a Eurocurrency Rate Loan or a Term SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day, RFR Business Day or Eurocurrency Banking Day, as applicable.
(b)Disbursement of Revolving Credit. The Borrowers hereby irrevocably authorizes the Lender to disburse the proceeds of each borrowing requested pursuant to this Section in Same Day Funds by crediting or wiring such proceeds to the Deposit Account of the Borrowers identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrowers to the Lender or as may be otherwise agreed upon by the Borrowers and the Lender from time to time.
SECTION 2.4Repayment and Prepayment of Revolving Credit.
(a)Repayment on Termination Date. The Borrowers hereby agree to repay the outstanding principal amount of all Revolving Credit Loans in full on the Revolving Credit Maturity Date, in each case (i) in the Currency in which such Loan is denominated and (ii) together with all accrued but unpaid interest thereon.
(b)Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrowers agree to repay, immediately upon notice from the Lender, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Revolving Credit Loans and second, with respect to any Letters of Credit then outstanding, as a payment of Cash Collateral into a Cash Collateral account opened by the Lender in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).
(c)Optional Prepayments. The Borrowers may at any time and from time to time prepay Revolving Credit Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice to the Lender substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and (ii) (A) in the case of a Term SOFR Loan, at least three (3) RFR Business Days before prepayment of such Term SOFR Loan, (B) in the case of an RFR Loan denominated in any Alternative Currency, at least five (5) RFR Business Days before prepayment of such RFR Loan, and (C) in the case of a Eurocurrency Rate Loan denominated in any Alternative Currency, at least four (4) Eurocurrency Banking Days before prepayment of such Eurocurrency Rate Loan (or five (5) Eurocurrency Banking Days in the case of a prepayment of Eurocurrency Rate Loans denominated in a Special Notice Currency), in each case, specifying the date, Currency and amount of prepayment and whether the prepayment is of Eurocurrency Rate Loans, Daily Simple RFR Loans, Term SOFR Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans, $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Eurocurrency Rate Loans or RFR Loans and $100,000. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day, RFR Business Day or Eurocurrency Banking Day, as applicable. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(d)Prepayment of Excess Proceeds. In the event proceeds remain after the prepayments of the Term Loans pursuant to Section 4.4(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitment, with remaining proceeds, if any, refunded to the Borrowers.
(e)Limitation on Prepayment of Eurocurrency Rate Loans and RFR Loans. The Borrowers may not prepay any Eurocurrency Rate Loan or Term SOFR Loan on any day other than on the last day of the Interest Period applicable thereto, or any Daily Simple RFR Loan on any day other than an Interest Payment Date therefor, unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
(f)Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrowers’ obligations under any Hedge Agreement entered into with respect to the Loans.
SECTION 2.5Permanent Reduction of the Revolving Credit Commitment.
(a)Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to the Lender, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.
(b)Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrowers shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Lender in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans (and furnishing of Cash Collateral satisfactory to the Lender for all L/C Obligations or other arrangements satisfactory to the Issuing Lender) and shall result in the termination of the Revolving Credit Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any Eurocurrency Rate Loan or RFR Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
SECTION 2.6Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitment shall terminate on the Revolving Credit Maturity Date.
ARTICLE III
LETTER OF CREDIT FACILITY
SECTION 3.1L/C Facility.

(a)Availability. The Borrowers may, upon written notice to the Issuing Lender, request the Issuing Lender to issue, and, the Issuing Lender may, if in its sole discretion it elects to do so, on the terms and conditions set forth herein, issue standby or commercial Letters of Credit.
(b)Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in any Currency in a minimum amount of $100,000, in the case of a commercial Letter of Credit, or $100,000 in the case of a standby Letter of Credit (or such lesser amount as agreed to by the Issuing Lender), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date; provided that any Letter of Credit may expire after such date (each such Letter of Credit, an “Extended Letter of Credit”) with the consent of the Issuing Lender and subject to the requirements of Section 3.12, and (iii) unless otherwise expressly agreed by the Issuing Lender and the Borrowers when a Letter of Credit is issued by it, be subject to the UCP, in the case of a commercial Letter of Credit, or ISP, in the case of a standby Letter of Credit, in each case, as set forth in the Letter of Credit Documents or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or request that the Issuing Lender refrain from, or any Applicable Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Lender as of the Closing Date and that the Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 6.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally, or (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement. The Issuing Lender shall be under no obligation to amend any Letter of Credit if (x) the Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.
SECTION 3.2Procedure for Issuance and Disbursement of Letters of Credit.
(a)The Borrowers may from time to time request that the Issuing Lender issue, amend, renew or extend a Letter of Credit by delivering to the Issuing Lender at the Lending Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other Letter of Credit Documents and information as the Issuing Lender may request, not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Issuing Lender may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be. Such notice shall specify (i) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(b)), (iii) the amount and Currency of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) the purpose and nature of such Letter of Credit and (vi) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. Upon receipt of any Letter of Credit Application, the Issuing Lender shall, if in its sole discretion it elects to do so, process such Letter of Credit Application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 3.2) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. Additionally, the Borrowers shall furnish to the Issuing Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, including any Letter of Credit Documents, as the Issuing Lender may require. The Issuing Lender shall promptly furnish to the Borrowers a copy of such Letter of Credit and the related Letter of Credit Documents.
(b)The Issuing Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Issuing Lender shall promptly after such examination notify the Borrowers in writing of such demand for payment if the Issuing Lender has or will honor such demand for payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of its obligation to reimburse the Issuing Lender with respect to such payment.
(c)The Issuing Lender shall not be obliged under the terms of this Agreement to issue any Letter of Credit to any beneficiary resident (or, where the beneficiary is a legal person, having its place of establishment to which such Letter of Credit relates) in Ireland, save where that Lender is either resident in Ireland or, where such beneficiary is a legal person, has its place of establishment to which the Letter of Credit relates in Ireland unless the Lender is either (i) authorized under the laws of Ireland to issue such Letter of Credit to such beneficiary or (ii) exempted from the requirement to have any such authorization under the laws of Ireland.
SECTION 3.3Commissions and Other Charges.
(a)Letter of Credit Commissions. The Borrowers shall pay to the Issuing Lender a letter of credit commission with respect to each Letter of Credit in the amount equal to (i) in the case of commercial Letters of Credit, the Dollar Equivalent of the daily amount available to be drawn under such commercial Letters of Credit times the highest then applicable Applicable Margin with respect to Revolving Credit Loans that are Eurocurrency Rate Loans or RFR Loans and (ii) in the case of standby Letter of Credit, the Dollar Equivalent of the daily amount available to be drawn under such standby Letters of Credit times the highest then applicable Applicable Margin with respect to Revolving Credit Loans that are Eurocurrency Rate Loans or RFR Loans (determined, in each case, on a per annum basis). Such commission shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Revolving Credit Maturity Date and thereafter on demand of the Lender.
(b)Issuance Fee. In addition to the foregoing commission, the Borrowers shall pay directly to the Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by the Issuing Lender in such amount as agreed upon between the Issuing Lender and the Borrowers. Such issuance fee shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Issuing Lender.

(c)Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges and expenses are due and payable in Dollars on demand and are nonrefundable.
SECTION 3.4[Reserved].
SECTION 3.5Reimbursement. In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in Same Day Funds, in the Currency of such Letter of Credit, the Issuing Lender by paying to the Issuing Lender the amount of such drawing not later than 12:00 noon on (i) the Business Day that the Borrowers receive notice of such drawing, if such notice is received by the Borrowers prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the Borrowers shall immediately notify the Issuing Lender that the Borrowers intend to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Notice of Borrowing to the Lender requesting that the Lender make a Revolving Credit Loan denominated in Dollars as a Base Rate Loan on the applicable repayment date in the amount ((x) if such drawing is denominated in an Alternative Currency, with such reimbursement obligation hereunder converted to a reimbursement obligation in an amount equal to the Dollar Equivalent of such amount in such Alternative Currency and (y) without regard to the minimum and multiples specified in Section 2.3(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment (including any and all costs, fees and other expenses incurred by the Issuing Lender in effecting the payment of any Letter of Credit denominated in an Alternative Currency), and the Lender shall make a Revolving Credit Loan denominated in Dollars as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and such fees and expenses. The Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrowers have elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender in the applicable Currency as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full. The Borrowers shall, upon demand from the Issuing Lender, pay to the Issuing Lender the amount of (i) any loss or cost or increased cost incurred by the Issuing Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to the Issuing Lender and (iii) any currency exchange loss, in each case that the Issuing Lender sustains as a result of the Borrowers’ repayment in Dollars of any Letter of Credit denominated in an Alternative Currency. A certificate of the Issuing Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate the Issuing Lender shall be conclusively presumed to be correct save for manifest error.

SECTION 3.6Obligations Absolute.
(a)The Borrowers’ obligations under this Article III (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:
(i)any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)any payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;
(v)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrowers or any Subsidiary or in the relevant currency markets generally;
(vi)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or
(vii)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.
(b)The Borrowers also agree that the Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender and its respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination.
(c)In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) the Issuing Lender may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) the Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.
(d)Notwithstanding anything to the contrary herein, the Issuing Lender shall not be responsible to the Borrowers for, and the Issuing Lender’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Laws or any order of a jurisdiction in which the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.
SECTION 3.7Effect of Letter of Credit Documents. To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
SECTION 3.8[Reserved].
SECTION 3.9[Reserved].
SECTION 3.10Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrowers (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrowers and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrowers and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 3.11Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount, or the Dollar Equivalent of the maximum face amount, if applicable, of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
SECTION 3.12Cash Collateral for Extended Letters of Credit.
(a)Cash Collateralization. The Borrowers shall provide Cash Collateral to the Issuing Lender with respect to each Extended Letter of Credit issued by the Issuing Lender (in an amount equal to 105% of the maximum face amount of each Extended Letter of Credit, calculated in accordance with Section 1.8) by a date that is no later than 95 days prior to the Revolving Credit Maturity Date by depositing such amount in Same Day Funds, in the applicable Currencies, into a cash collateral account or cash collateral accounts maintained at the Issuing Lender and shall enter into a cash collateral agreement in form and substance satisfactory to the Issuing Lender and such other documentation as the Issuing Lender may reasonably request; provided that if the Borrowers fail to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit in an amount equal to 105% of the maximum face amount of each such Letter of Credit, calculated in accordance with Section 1.8, which shall be reimbursed (or participations therein funded) in accordance with this Article III, with the proceeds of Revolving Credit Loans (or funded participations) being utilized to provide Cash Collateral for such Letter of Credit (provided that for purposes of determining the usage of the Revolving Credit Commitment any such Extended Letter of Credit that has been, or will concurrently be, Cash Collateralized with proceeds of a Revolving Credit Loan, the portion of such Extended Letter of Credit that has been (or will concurrently be) so Cash Collateralized will not be deemed to be utilization of the Revolving Credit Commitment).
(b)Grant of Security Interest. The Borrowers hereby grant to the Issuing Lender of each Extended Letter of Credit, and agrees to maintain, a first priority security interest in, all Cash Collateral required to be provided by this Section 3.12 as security for the Issuing Lender’s obligation to fund draws under such Extended Letters of Credit, to be applied pursuant to subsection (c) below. If at any time the Issuing Lender determines that the Cash Collateral is subject to any right or claim of any Person other than the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the amount required pursuant to subsection (a) above, the Borrowers will, promptly upon demand by the Issuing Lender, pay or provide to the Issuing Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 3.12 in respect of Extended Letters of Credit shall be applied to reimburse the Issuing Lender for all drawings made under such Extended Letters of Credit and any and all fees, expenses and charges incurred in connection therewith, prior to any other application of such property as may otherwise be provided for herein.
(d)Cash Collateralized Letters of Credit. Subject to clause (e) below, if the Borrowers have fully Cash Collateralized the Issuing Lender with respect to any Extended Letter of Credit issued by the

Issuing Lender in accordance with subsections (a) through (c) above and the Borrowers and the Issuing Lender have made arrangements between them with respect to the pricing and fees associated therewith (each such Extended Letter of Credit, a “Cash Collateralized Letter of Credit”), then, for so long as such Cash Collateral remains in place (i) such Cash Collateralized Letter of Credit shall cease to be a “Letter of Credit” hereunder, (ii) such Cash Collateralized Letter of Credit shall not constitute utilization of the Revolving Credit Commitment, (iii) the Lender shall have no further obligation to fund Revolving Credit Loans to reimburse any drawing under any such Cash Collateralized Letter of Credit, (iv) no Letter of Credit commissions under Section 3.3(a) shall be due or payable to the Lender hereunder with respect to such Cash Collateralized Letter of Credit, and (v) any fronting fee, issuance fee or other fee with respect to such Cash Collateralized Letter of Credit shall be as agreed separately between the Borrowers and the Issuing Lender.
(e)Reinstatement. The Borrowers and the Lender agree that, if any payment or deposit made by the Borrowers or any other Person applied to the Cash Collateral required under this Section 3.12 is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any such Cash Collateral are required to be refunded by the Issuing Lender to the Borrowers or the Lender or its respective estate, trustee, receiver or any other Person, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, (i) the applicable Extended Letter of Credit shall automatically be a “Letter of Credit” hereunder in a face amount equal to such payment or repayment (each such Letter of Credit, a “Reinstated Letter of Credit”), (ii) such Reinstated Letter of Credit shall no longer be deemed to be Cash Collateralized hereunder and shall constitute a utilization of the Revolving Credit Commitment, (iii) the Lender shall be obligated to fund participations or Revolving Credit Loans to reimburse any drawing under such Reinstated Letter of Credit, (iv) Letter of Credit commissions under Section 3.3(a) shall accrue and be due and payable to the Lender with respect to such Reinstated Letter of Credit and (v) the Borrowers’ and the Lender’s liability hereunder (and any Guarantee, Lien or Collateral guaranteeing or securing such liability) shall be and remain in full force and effect, as fully as if such payment or deposit had never been made, and, if prior thereto, this Agreement shall have been canceled, terminated, paid in full or otherwise extinguished (and if any Guarantee, Lien or Collateral guaranteeing or securing the Borrowers’ or the Lender’s liability hereunder shall have been released or terminated by virtue of such cancellation, termination, payment or extinguishment), the provisions of this Article III and all other rights and duties of the Issuing Lender and the Credit Parties with respect to such Reinstated Letter of Credit (and any Guarantee, Lien or Collateral guaranteeing or securing such liability) shall be reinstated in full force and effect, and such prior cancellation, termination, payment or extinguishment shall not diminish, release, discharge, impair or otherwise affect the obligations of such Persons in respect of such Reinstated Letter of Credit (and any Guarantee, Lien or Collateral guaranteeing or securing such obligation).
(f)Survival. With respect to any Extended Letter of Credit, each party’s obligations under this Article III and all other rights and duties of the Issuing Lender of such Extended Letter of Credit and the Credit Parties with respect to such Extended Letter of Credit shall survive the resignation or replacement of the Issuing Lender or any assignment of rights by the Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.
ARTICLE IV
TERM LOAN FACILITY
SECTION 4.1Delayed Draw Term Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Lender agrees to make Delayed Draw Term Loans to the Borrowers in Dollars or in one or more Alternative Currencies during the Delayed Draw Availability Period in an aggregate principal amount not to exceed, subject to Section 5.13 below, the Lender’s Delayed Draw Term Loan Commitment.
SECTION 4.2Procedure for Advance of Term Loans.
(a)Delayed Draw Term Loan. The Borrowers shall give the Lender an irrevocable Notice of Borrowing requesting that the Lender make a Delayed Draw Term Loan on the applicable Delayed Draw Borrowing Date prior to 11:00 a.m. (i) in the case of a Base Rate Loan, on a Delayed Draw Borrowing Date and (ii)(A) in the case of a Term SOFR Loan, at least three (3) RFR Business Days prior to the Delayed Draw Borrowing Date, (B) in the case of an RFR Loan denominated in any Alternative Currency, at least five (5) RFR Business Days prior to the Delayed Draw Borrowing Date, and (C) in the case of a Eurocurrency Rate Loan denominated in any Alternative Currency, at least four (4) Eurocurrency Banking Days prior to the Delayed Draw Borrowing Date (or five (5) Eurocurrency Banking Days prior to the Delayed Draw Borrowing Date in the case of a Eurocurrency Rate Loan denominated in a Special Notice Currency); provided that the Borrowers may only request a Eurocurrency Rate Loan or an RFR Loan if the Borrowers have delivered to the Lender a letter in form and substance reasonably satisfactory to the Lender indemnifying the Lender in the manner set forth in Section 5.9 of this Agreement. Any Notice of Borrowing shall specify (A) the date of such borrowing, which shall be a Business Day, (B) the Currency of such borrowing, (C) the amount of such borrowing, (D) whether such Delayed Draw Term Loan is to be a Eurocurrency Rate Loan, a Daily Simple RFR Loan, a Term SOFR Loan or a Base Rate Loan, and (E) in the case of a Eurocurrency Rate Loan or a Term SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrowers fail to specify the Currency of a Delayed Draw Term Loan in a Notice of Borrowing, then the Delayed Draw Term Loan shall be made in Dollars. If the Borrowers fail to specify a type of Delayed Draw Term Loan in Dollars in a Notice of Borrowing, then the applicable Delayed Draw Term Loan shall be made as a Base Rate Loan. If the Borrowers request a borrowing of a Eurocurrency Rate Loan or a Term SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Borrowers hereby irrevocably authorizes the Lender to disburse the proceeds of each Delayed Draw Term Loan in Same Day Funds by wire transfer to such Person or Persons as may be designated by the Borrowers in writing.
(b)Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 5.13.
SECTION 4.3Repayment of Term Loans.
(a)Term Loan. The Borrowers shall repay the aggregate outstanding principal amount of each Delayed Draw Term Loan in consecutive Quarterly Installments on the last Business Day of each March, June, September and December, commencing March 31, 2025, in the Currency in which such Loan is denominated, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof. If not sooner paid, the outstanding principal balance of all Delayed Draw Term Loans shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.
(b)Incremental Term Loans. The Borrowers shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any), in the Currency in which such Loan is denominated, as determined pursuant to, and in accordance with, Section 5.13.

SECTION 4.4Prepayments of Term Loans.
(a)Optional Prepayments. The Borrowers shall have the right at any time and from time to time, without premium or penalty, except as set forth in Section 5.9, to prepay the Term Loans, in whole or in part, upon delivery to the Lender of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and (ii) (A) in the case of a Term SOFR Loan, at least three (3) RFR Business Days before prepayment of such Term SOFR Loan, (B) in the case of an RFR Loan denominated in any Alternative Currency, at least five (5) RFR Business Days before prepayment of such RFR Loan, and (C) in the case of a Eurocurrency Rate Loan denominated in any Alternative Currency, at least four (4) Eurocurrency Banking Days before prepayment of such Eurocurrency Rate Loan (or five (5) Eurocurrency Banking Days before prepayment of a Eurocurrency Rate Loan that is denominated in an Alternative Currency), in each case, specifying the date, Currency and amount of prepayment and whether the prepayment is of Eurocurrency Rate Loans, Daily Simple RFR Loans, Term SOFR Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each and whether the prepayment is of a Delayed Draw Term Loan, an Incremental Term Loan or a combination thereof, and, if of a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof) and shall be applied to prepay the Term Loan and, if applicable, any Incremental Term Loans, on a pro rata basis (each such prepayment to be applied to reduce the scheduled principal amortizations payments under Section 4.3(a) on a pro rata basis). Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day, RFR Business Day or Eurocurrency Banking Day, as applicable.
(b)Mandatory Prepayments.
(i)Debt Issuances. The Borrowers shall make mandatory principal prepayments of the Loans and/or Cash Collateralize the L/C Obligations in the manner set forth in clause (v) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance not otherwise permitted pursuant to Section 9.1. Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.
(ii)[Reserved].
(iii)Asset Dispositions and Insurance and Condemnation Events. The Borrowers shall make mandatory principal prepayments of the Loans in the manner set forth in clause (v) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (A) any Asset Disposition (other than any Asset Disposition permitted pursuant to, and in accordance with, clauses (a) through (k) of Section 9.5) or (B) any Insurance and Condemnation Event, to the extent that the aggregate amount of such Net Cash Proceeds, in the case of each of clauses (A) and (B), respectively, exceed $7,500,000 during any Fiscal Year. Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(iii) with respect to such portion of such Net Cash Proceeds that the Borrowers shall have, on or prior to such date given written notice to the Lender of its intent to reinvest in accordance with Section 4.4(b)(iv).
(iv)Reinvestment Option. With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition or any Insurance and Condemnation Event by any

Credit Party of any Subsidiary thereof (in each case, to the extent not excluded pursuant to Section 4.4(b)(iii)), at the option of the Borrowers, the Credit Parties may reinvest all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Credit Parties and their Subsidiaries within twelve (12) months following receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within three (3) Business Days after the applicable Credit Party reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 4.4(b); provided further that any Net Cash Proceeds relating to Collateral shall be reinvested in assets constituting Collateral. Pending the final application of any such Net Cash Proceeds, the applicable Credit Party may invest an amount equal to such Net Cash Proceeds in any manner that is not prohibited by this Agreement.
(v)Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (iv) above, the Borrowers shall promptly deliver notice thereof to the Lender. Each prepayment of the Loans under this Section shall be applied as follows: (i) first, ratably between the Term Loans and any Incremental Term Loans to reduce in inverse order of maturity the remaining scheduled principal installments of the Term Loans, and as determined by the Borrowers and the Lender to reduce the remaining scheduled principal installments of any Incremental Term Loans pursuant to Section 4.3 and (ii) second, to the extent of any excess, to repay the Revolving Credit Loans pursuant to Section 2.4(d), without a corresponding reduction in the Revolving Credit Commitment.
(vi)No Reborrowings. Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed.
ARTICLE V
GENERAL LOAN PROVISIONS
SECTION 5.1Interest.
(a)Interest Rate Options. Revolving Credit Loans and Term Loans may be (i) with respect to Revolving Credit Loans or Term Loans denominated in Dollars, (A) Base Rate Loans or (B) Term SOFR Loans, (ii) with respect to Revolving Credit Loans or Term Loans denominated in other Currencies (other than Euros, Dollars or Sterling), Eurocurrency Rate Loans, or (iii) with respect to Revolving Credit Loans or Term Loans denominated in Euros or Sterling, Daily Simple RFR Loans, each as further provided herein. Subject to the provisions of this Section, at the election of the Borrowers (where applicable), Revolving Credit Loans and Term Loans that are (1) Base Rate Loans shall bear interest at the Base Rate plus the Applicable Margin, (2) Term SOFR Loans shall bear interest at Adjusted Term SOFR plus the Applicable Margin, (3) Eurocurrency Rate Loans shall bear interest at the applicable Adjusted Eurocurrency Rate plus the Applicable Margin (4) Daily Simple RFR Loans shall bear interest at the applicable Adjusted Daily Simple RFR plus the Applicable Margin. The Borrowers shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.
(b)Default Rate. Subject to Section 10.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (i) or (j), or (ii) at the election of the Lender, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrowers shall no longer have the option to request Eurocurrency Rate Loans, RFR Loans or Letters of Credit,

(B) all outstanding Eurocurrency Rate Loans and Term SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Eurocurrency Rate Loans or Term SOFR Loans, as applicable, until the end of the applicable Interest Period and shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency, if applicable) at the end of the applicable Interest Period therefor and shall, as of such conversion, bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all Daily Simple RFR Loans shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency, if applicable) immediately and shall, as of such conversion, bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (D) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (E) all accrued and unpaid interest shall be due and payable on demand of the Lender. Interest shall continue to accrue on the Obligations after the filing by or against the Borrowers of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)Interest Payment and Computation. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto commencing April 1, 2024; provided that (i) in the event of any repayment or prepayment of any Eurocurrency Rate Loan or Term SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Eurocurrency Rate Loan or Term SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year), except that interest on Loans denominated in any Alternative Currency as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans.
(d)Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lender shall (i) promptly refund to the Borrowers any interest received by the Lender in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrowers not pay or contract to pay, and that no Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.
(e)Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrowers of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

SECTION 5.2Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrowers shall have the option, subject to Section 5.1(a), to (a) convert at any time, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more Term SOFR Loans, (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any outstanding Term SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the Term SOFR Loans then outstanding) into Base Rate Loans or (ii) continue any Term SOFR Loans as Term SOFR Loans, (c) upon the expiration of any Interest Period therefor, continue any Eurocurrency Rate Loans as Eurocurrency Rate Loans and (d) upon the occurrence of the Interest Payment Date therefor, continue any Daily Simple RFR Loans as Daily Simple RFR Loans. Whenever the Borrowers desire to convert or continue Loans as provided above, the Borrowers shall give the Lender irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (i) in the case of a Loan denominated in Dollars, at least three (3) RFR Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, (ii) in the case of a Loan denominated in any Alternative Currency that is to be an RFR Loan, at least five (5) RFR Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, and (iii) in the case of a Loan denominated in any Alternative Currency that is to be a Eurocurrency Rate Loan, at least four (4) Eurocurrency Banking Days (or five (5) Eurocurrency Banking Days in the case of a Special Notice Currency) before the day on which a proposed conversion or continuation of such Loan is to be effective, in each case, specifying (A) the Loans to be converted or continued, and, in the case of any Eurocurrency Rate Loan or Term SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount and Currency of such Loans to be converted or continued, and (D) in the case of any Eurocurrency Rate Loan or Term SOFR Loan, the Interest Period to be applicable to such converted or continued Eurocurrency Rate Loan or Term SOFR Loan. If the Borrowers fail to deliver a timely Notice of Conversion/Continuation with respect to a Daily Simple RFR Loan prior to the Interest Payment Date therefor, then, unless such RFR Loan is repaid as provided herein, the Borrowers shall be deemed to have selected that such RFR Loan shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency, if applicable) as of such Interest Payment Date. If the Borrowers fail to deliver a timely Notice of Conversion/Continuation with respect to a Eurocurrency Rate Loan or a Term SOFR Loan prior to the end of the Interest Period therefor, then, unless such Eurocurrency Rate Loan or Term SOFR Loan, as applicable, is repaid as provided herein, the Borrowers shall be deemed to have selected that such Eurocurrency Rate Loan or Term SOFR Loan, as applicable, shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency) at the end of such Interest Period. If the Borrowers request a conversion to, or continuation of, a Eurocurrency Rate Loan or a Term SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
SECTION 5.3Fees.
(a)Commitment Fee. Commencing on the Closing Date, the Borrowers shall pay to the Lender a non-refundable commitment fee (the “Commitment Fee”) in Dollars at a rate per annum equal to 0.75% on the average daily unused portion of the Revolving Credit Commitment. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing April 1, 2024, and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated.
(b)Upfront Fee. On the Closing Date, the Borrowers shall pay to the Lender a non-refundable fee (the “Upfront Fee”) in Dollars in an amount equal to 0.75% on the aggregate principal amount of the Delayed Draw Term Loan Commitment, and such Upfront Fee will be fully earned on the Closing Date.
(c)Other Fees. The Borrowers shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
SECTION 5.4Manner of Payment. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency or any amounts payable in an Alternative Currency, each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lender under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Lender at the Lending Office in Dollars, in Same Day Funds and shall be made without any setoff, counterclaim or deduction whatsoever. Except as otherwise expressly provided herein, with respect to principal of and interest on Loans denominated in an Alternative Currency or any amounts payable in an Alternative Currency, each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lender under this Agreement shall be made not later than the Applicable Time specified by the Lender on the date specified for payment under this Agreement to the Lender at the Lending Office in such Alternative Currency, in Same Day Funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (or, with respect to a payment to be made in an Alternative Currency, the Applicable Time specified by the Lender) on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (or, with respect to a payment to be made in an Alternative Currency, the Applicable Time specified by the Lender) shall be deemed to have been made on the next succeeding Business Day for all purposes. Each payment to the Lender of Lender’s fees or expenses shall be made for the account of the Lender and any amount payable under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Without limiting the generality of the foregoing, the Lender may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrowers are prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency, such Borrowers shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.
SECTION 5.5Extensions of Credit. The Extensions of Credit made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lender to the Borrowers and their Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrowers shall execute and deliver a Revolving Credit Note and/or Term Loan Note, as applicable, which shall evidence the Lender’s Revolving Credit Loans and/or Term Loans, as applicable, in addition to such accounts or records. The Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
SECTION 5.6[Reserved].
SECTION 5.7[Reserved].
SECTION 5.8Changed Circumstances.
(a)Circumstances Affecting Eurocurrency Rates and RFRs. Subject to clause (c) below, in connection with any RFR Loan or Eurocurrency Rate Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Lender shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Adjusted Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Adjusted Daily Simple RFR pursuant to the definition thereof or (y) if Adjusted Term SOFR or a Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR or such Eurocurrency Rate, as applicable, for the applicable Currency and the applicable Interest Period with respect to a proposed Term SOFR Loan or Eurocurrency Rate Loan, as applicable, on or prior to the first day of such Interest Period, (ii) the Lender shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to an applicable Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iii) with respect to any Eurocurrency Rate Loan, the Lender shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered in the applicable Currency to banks in the London or other applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Eurocurrency Rate Loan, or (iv) the Lender shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Adjusted Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Daily Simple RFR does not adequately and fairly reflect the cost to the Lender of making or maintaining such Loans or (y) if Adjusted Term SOFR or a Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Term SOFR or such Eurocurrency Rate, as applicable, does not adequately and fairly reflect the cost to the Lender of making or maintaining such Loans during the applicable Interest Period and, in the case of (x) or (y), then, in each case, the Lender shall promptly give notice thereof to the Borrowers. Upon notice thereof by the Lender to the Borrowers, any obligation of the Lender to make RFR Loans or Eurocurrency Rate Loans, as applicable, in each such Currency, and any right of the Borrowers to convert any Loan in each such Currency (if applicable) to or continue any Loan as an RFR Loan or a Eurocurrency Rate Loan, as applicable, in each such Currency, shall be suspended (to the extent of the affected RFR Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans or Eurocurrency Rate Loans, the affected Interest Periods) until the Lender revokes such notice. Upon receipt of such notice, (A) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans or Eurocurrency Rate Loans in each such affected Currency (to the extent of the affected RFR Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans or Eurocurrency Rate Loans, the affected Interest Periods) or, failing that, (I) in the case of any request for a borrowing of an affected Term SOFR Loan, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (II) in the case of any request for a borrowing of an affected RFR Loan or Eurocurrency Rate Loan in an Alternative Currency, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (II) any outstanding affected Loans denominated in an Alternative Currency, at the Borrowers’ election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period or (B) be prepaid in full immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period; provided that if no election is made by the Borrowers by the date that is the earlier of (x) three (3) Business Days after receipt by the Borrowers of such notice or (y) with respect to a Eurocurrency Rate Loan the last day of the current Interest Period, the Borrowers shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.
(b)Laws Affecting Eurocurrency Rate or RFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lender (or its Lending Office) to honor its obligations hereunder to make or maintain any Daily Simple RFR Loan, Term SOFR Loan or Eurocurrency Rate Loan, or to determine or charge interest based upon any applicable RFR, Adjusted Daily Simple RFR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, the Eurocurrency Rate or the Adjusted Eurocurrency Rate, the Lender shall promptly give notice thereof to the Lender and the Lender shall promptly give notice to the Borrowers (an “Illegality Notice”). Thereafter, until the Lender notifies the Borrowers that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lender to make RFR Loans or Eurocurrency Rate Loans, as applicable, in the affected Currency or Currencies, and any right of the Borrowers to convert any Loan denominated in Dollars to a Term SOFR Loan or continue any Loan as an RFR Loan or a Eurocurrency Rate Loan, as applicable, in the affected Currency or Currencies shall be suspended and (ii) if necessary to avoid such illegality, the Lender shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from the Lender, prepay or, if applicable, (A) convert all Term SOFR Loans to Base Rate Loans or (B) convert all RFR Loans or Eurocurrency Rate Loans denominated in an affected Alternative Currency to Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) (in each case, if necessary to avoid such illegality, the Lender shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), (I) with respect to Daily Simple RFR Loans, on the Interest Payment Date therefor, if the Lender may lawfully continue to maintain such Daily Simple RFR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Daily Simple RFR Loans to such day or (II) with respect to Eurocurrency Rate Loans or Term SOFR Loans, on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurocurrency Rate Loans or Term SOFR Loans, as applicable, to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or Term SOFR Loans, as applicable, to such day. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.
(c)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Lender and the Borrowers may amend this Agreement to replace such Benchmark with a Benchmark Replacement. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.8(c)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrowers of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.8(c)(iv). Any determination, decision or election that may be made by the Lender pursuant to this Section 5.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.8(c).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans or Eurocurrency Rate Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (I) in the case of any request for any affected Term SOFR Loans, if applicable, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (II) in the case of any request for any affected RFR Loan or Eurocurrency Rate Loan, in each case, in an Alternative Currency, if applicable, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (II) any outstanding affected RFR Loans or Eurocurrency Rate Loans, in each case, denominated in an Alternative Currency, at the Borrowers’ election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple RFR Loan, if no election is made by the Borrowers by the date that is three (3) Business Days after receipt by the Borrowers of such notice, the Borrowers shall be deemed to have elected clause (1) above; provided, further that, with respect to any Eurocurrency Rate Loan, if no election is made by the Borrowers by the earlier of (x) the date that is three (3) Business Days after receipt by the Borrowers of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrowers shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
(d)Illegality. If, in any applicable jurisdiction, the Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Extension of Credit to any Borrower that is a Foreign Subsidiary, then, upon the Lender notifying the Borrowers, and until such notice is revoked, any obligation of the Lender to issue, make, maintain, fund or charge interest or fees with respect to any such Extension of Credit shall be suspended, and to the extent required by Applicable Law, cancelled. Upon receipt of such notice, the Credit Parties shall (A) repay the Loans or other applicable Obligations on the applicable Interest Payment Date for any Daily Simple RFR Loan or on last day of the Interest Period for any Eurocurrency Rate Loan or Term SOFR Loan, or on another applicable date with respect to another Obligation, occurring after the Lender has notified the Borrowers and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
(e)Alternative Currencies. If, after the designation by the Lender of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and such change results in, in the reasonable opinion of the Lender (i) such currency no longer being readily available, freely transferable and convertible into Dollars, (ii) a Dollar Equivalent no longer being readily calculable with respect to such currency, (iii) such currency being impracticable for the Lender to loan or (iv) such currency no longer being a currency in which the Lender is willing to make Extensions of Credit (each of clauses (i), (ii), (iii) and (iv), a “Disqualifying Event”), then the Lender shall promptly notify the Borrowers, and such currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Lender, the Borrowers shall repay all Loans denominated in such currency to which the Disqualifying Event(s) apply or convert such Loans into the Dollar Equivalent in Dollars, bearing interest at the Base Rate, subject to the other terms contained herein.

SECTION 5.9Indemnity. The Borrowers hereby indemnify the Lender against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with an RFR Loan or a Eurocurrency Rate Loan, (b) any failure of the Borrowers to borrow or continue an RFR Loan or a Eurocurrency Rate Loan or convert to an RFR Loan or a Eurocurrency Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of the Borrowers to prepay any RFR Loan or Eurocurrency Rate Loan on a date specified therefor in any Notice of Prepayment (regardless of whether any such Notice of Prepayment may be revoked under Section 2.4(c) or Section 4.4(a) and is revoked in accordance therewith), or (d) any payment, prepayment or conversion of any Daily Simple RFR Loan on a date other than on the Interest Payment Date therefor (including as a result of an Event of Default) or Term SOFR Loan or Eurocurrency Rate Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default). In the case of a Eurocurrency Rate Loan, the amount of such loss or expense shall be determined, in the Lender’s sole discretion, based upon the assumption that the Lender funded its Eurocurrency Rate Loans in the London or other applicable offshore interbank market for such Currency, whether or not such Eurocurrency Rate Loan was in fact so funded, and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical. A certificate of the Lender setting forth the basis for determining such amount or amounts necessary to compensate the Lender shall be forwarded to the Borrowers and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 5.9 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 5.10Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Lender (except any reserve requirement reflected in the Adjusted Eurocurrency Rate);
(ii)subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on the Lender or (with respect to Eurocurrency Rate Loans) the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon written request of the Lender, the Borrowers shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of the Lender or the Loans made by, or participations in Letters of Credit held by, the Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which the Lender or the Issuing Lender or the Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s or the Issuing Lender’s policies and the policies of the Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of the Lender or the Issuing Lender the Borrowers shall promptly pay to the Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate the Lender or the Issuing Lender or the Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender, or any of its respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of the Lender or the Issuing Lender demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Survival. All of the obligations of the Credit Parties under this Section 5.10 shall survive any assignment of rights by the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 5.11Taxes.
(a)Defined Terms. For purposes of this Section 5.11, the term “Lender” includes the Issuing Lender and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify the Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by the Lender shall be conclusive absent manifest error.
(e)[Reserved].
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(g)Status of Lender. The Lender, if entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested in writing by the Borrowers, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not the Lender is subject to backup withholding or information reporting requirements (including information required to enable GDC Media to comply with its reporting obligations under sections 891E, 891F and 891G of the Irish Taxes Acts). Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender. The Lender confirms that, on the date of this Agreement, it is an Irish Qualifying Lender (other than an Irish Treaty Lender). Each party which becomes a Lender or a Participant after the date of this Agreement shall indicate, in the documentation which it executes on becoming a Lender or Participant, and without liability to any Credit Party, which of the following categories it falls in: (a) an Irish Qualifying Lender (other than an Irish Treaty Lender); (b) an Irish Treaty Lender; or (c) not an Irish Qualifying Lender. If any new Lender or any Participant fails to indicate its status in accordance with this Section, then such Lender or Participant, as applicable, shall be treated for the purposes of this Agreement (including by the Credit Parties) as if it is not an Irish Qualifying Lender until such time as it notifies the Credit Parties which category applies. If any such Lender or Participant, as applicable, is an Irish Qualifying Lender on account of being an Irish Treaty Lender, it shall co-operate in completing any procedural formalities necessary for the Borrowers to obtain authorization to make that payment without any deduction or withholding of any Tax imposed by Ireland. A Lender or Participant (as relevant) shall, promptly upon becoming aware that a Credit Party must make a deduction or withholding on account of tax (or that there is any change in the rate or the basis of such a deduction or withholding) in respect of a payment payable to that Lender or Participant, notify the Credit Parties accordingly.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Lender or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 5.12Joint and Several Liability of Borrowers.
(a)Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 5.12), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.
(c)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.
(d)The Obligations of each Borrower under the provisions of this Section 5.12 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each

Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 5.12(d)) or any other circumstances whatsoever.
(e)Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Loans, any portion or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Lender under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any Secured Party’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any Secured Party, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any Secured Party, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 5.12 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 5.12, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 5.12 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 5.12 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or the Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. The Lender may foreclose upon any Collateral held by the Lender by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy the Lender or any other Secured Party may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.
(f)Each Borrower represents and warrants to the Lender that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Lender that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)The provisions of this Section 5.12 are made for the benefit of the Lender and each other Secured Party, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of the Lender or any Secured Party, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 5.12 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lender or any Secured Party upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 5.12 will forthwith be reinstated in effect, as though such payment had not been made.
(h)Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 5.12, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Lender or any Secured Party against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lender or any Secured Party hereunder or under any of the Cash Management Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Lender, for the benefit of the Secured Parties, and shall forthwith be paid to the Lender to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as

Collateral for any Obligations or other amounts payable under this Agreement thereafter arising.  Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.
(i)No liability shall extend to a Borrower which is an Irish Credit Party under this Section 5.12 to the extent that it would constitute this Section 5.12 as the giving of unlawful financial assistance by that Irish Credit Party for the purposes of section 82 of the Irish Companies Act.
SECTION 5.13Incremental Increases.
(a)Request for Incremental Increase. At any time after the Closing Date, upon written notice to the Lender, the Borrowers may, from time to time, request (i) one or more incremental term loan commitments (an “Incremental Term Loan Commitment”) to make one or more additional term loans, including a borrowing of an additional term loan the principal amount of which will be added to the outstanding principal amount of the existing tranche of Term Loans with the latest scheduled maturity date (any such additional term loan, an “Incremental Term Loan”) and/or (ii) one or more increases in the Revolving Credit Commitment (each, a “Incremental Revolving Credit Facility Increase” and, together with the Incremental Term Loan Commitments and Incremental Term Loans, the “Incremental Increases”); provided that (A) the aggregate initial principal amount of such requested Incremental Increase shall not exceed the Incremental Facilities Limit without the consent of the Lender, (B) any such Incremental Increases shall be in a minimum amount of $5,000,000 (or such lesser amount as agreed to by the Lender) or, if less, the remaining amount of the Incremental Facilities Limit, (C) no Lender will be required otherwise obligated to provide any portion of such Incremental Increase and (D) no more than two (2) Incremental Increases shall be permitted to be requested during the term of this Agreement unless otherwise agreed upon by Lender in its sole discretion. Each notice from the Borrowers pursuant to this Section 5.13 shall set forth the requested amount and proposed terms of the relevant Incremental Increase
(b)[Reserved].
(c)Increase Effective Date and Allocations. The Lender and the Borrowers shall determine the effective date (the “Increase Effective Date”). The Lender shall promptly notify the Borrowers of the Increase Effective Date.
(d)Terms of Incremental Increases. The terms of each Incremental Increase (which shall be set forth in the relevant Incremental Amendment) shall be determined by the Borrowers and the Lender; provided that:
(i)in the case of each Incremental Term Loan:
the maturity of any such Incremental Term Loan shall not be earlier than the latest scheduled maturity date of the Loans and Commitments in effect as of the Increase Effective Date and the Weighted Average Life to Maturity of any such Incremental Term Loan shall not be shorter than the remaining Weighted Average Life to Maturity of such latest maturing Term Loans;
the All-In Yield and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Lender and the Borrowers on the applicable Increase Effective Date;

any mandatory prepayment (other than scheduled amortization payments) of each Incremental Term Loan shall be made on a pro rata basis with all then existing Term Loans, except that the Borrowers and the Lender in respect of such Incremental Term Loan may, in their sole discretion, elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis); and
except as provided above, all other terms and conditions applicable to any Incremental Term Loan shall be consistent with the terms and conditions applicable to the Delayed Draw Term Loans or otherwise reasonably satisfactory to the Lender and the Borrower;
(ii)in the case of each Incremental Revolving Credit Facility Increase, each such Incremental Revolving Credit Facility Increase shall have the same terms, including maturity, Applicable Margin and Commitment Fees, as the Revolving Credit Facility; provided that (x) any upfront fees payable by the Borrowers to the Lender under any Incremental Revolving Credit Facility Increases may differ from those payable under the then existing Revolving Credit Commitment and (y) the Applicable Margins or Commitment Fees or interest rate floor applicable to any Incremental Revolving Credit Facility Increase may be higher than the Applicable Margins or Commitment Fees or interest rate floor applicable to the Revolving Credit Facility if the Applicable Margins or Commitment Fees or interest rate floor applicable to the Revolving Credit Facility are increased to equal the Applicable Margins and Commitment Fees and interest rate floor applicable to such Incremental Revolving Credit Facility Increase; and
(iii)each Incremental Increase shall constitute Obligations of the Borrowers and will be guaranteed by the Guarantors and secured on a pari passu basis with the other Secured Obligations; and
(iv)Notwithstanding clauses (i)(D) and (ii) of this Section 5.13(d) to the contrary, the terms and conditions applicable to an Incremental Term Loan or Incremental Revolving Credit Facility Increase may be different than the terms and conditions applicable to the Delayed Draw Term Loans or Revolving Credit Facility, as applicable, if such differences are applicable solely to periods after the latest scheduled maturity date of the Loans and Commitments in effect as of the Increase Effective Date.
(e)Conditions to Effectiveness of Incremental Increases. Any Incremental Increase shall become effective as of such Increase Effective Date and shall be subject to the following conditions precedent:
(i)no Default or Event of Default shall exist on such Increase Effective Date immediately prior to or after giving effect to (A) such Incremental Increase or (B) the making of the initial Extensions of Credit pursuant thereto;
(ii)all of the representations and warranties set forth in Article VII shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such Increase Effective Date, or if such representation speaks as of an earlier date, as of such earlier date;
(iii)the Lender shall have received from the Borrowers a Compliance Certificate demonstrating that the Borrowers are in compliance with the financial covenants set forth in Section 9.15 and in each case based on the financial statements for the most recently completed Reference Period, both before and after giving effect on a Pro Forma Basis to the incurrence of any such Incremental Increase (and assuming that any such Incremental Revolving Credit Facility

Increase is fully drawn) and any Permitted Acquisition, refinancing of Indebtedness or other event consummated in connection therewith giving rise to a Pro Forma Basis adjustment;
(iv)the Credit Parties shall have executed an Incremental Amendment in form and substance reasonably acceptable to the Borrowers and the Lender;
(v)the Lender shall have received from the Borrowers any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Increase), modifications to existing Mortgages and other instruments and documents of the type required by Section 8.14(e), reasonably requested by the Lender in connection with such Incremental Increase; and
(vi)The Lender shall have approved such Incremental Increase in its sole discretion.
(f)Incremental Amendments. Each such Incremental Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Credit Parties and the Lender, which Incremental Amendment may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Lender, to effect the provisions of this Section 5.13.
(g)Use of Proceeds. The proceeds of any Incremental Increase may be used by the Borrowers and their Subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other Investments permitted hereunder and any other use not prohibited by this Agreement; provided that the proceeds of any Incremental Term Loan shall only be used by the Borrowers and their Subsidiaries for the retirement of contingent liabilities and the financing of Permitted Acquisitions and other Investments permitted hereunder.
ARTICLE VI
CONDITIONS OF CLOSING AND BORROWING
SECTION 6.1Conditions to Closing and Initial Extensions of Credit. Except for those items that are permitted to be satisfied on a post-closing basis pursuant to Section 8.23, the obligation of the Lender to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:
(a)Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of the Lender (if requested by the Lender), a Term Loan Note in favor of the Lender (if requested by the Lender), the Security Documents to be delivered on the Closing Date and the Guaranty Agreements, together with any other applicable Loan Documents (together with all deliverables required under the terms of any Irish Security Document other than the GDC Media Security Assignment, in each case duly executed by the relevant Credit Party), shall have been duly authorized, executed and delivered to the Lender by the parties thereto, shall be in full force and effect and no Default or Event of Default shall have occurred and be continuing.
(b)Closing Certificates; Etc. The Lender shall have received each of the following in form and substance reasonably satisfactory to the Lender:
(i)Officer’s Certificate. A certificate from a Responsible Officer of Holdings and the Borrowers to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since September 30, 2023, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (E)  each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 and Section 6.2.
(ii)Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or governing documents or equivalent constitutional documents of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other equivalent governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii). In addition, in the case of each Irish Credit Party such certificate shall certify (A) that the entry into the Loan Documents by such Irish Credit Party does not constitute unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act; and (ii) that such Irish Credit Party and each other Credit Party constitute a group of companies for the purposes of section 243 of the Irish Companies Act consisting of Holdings as holding company and each other Credit Party as a subsidiary.
(iii)Certificates of Good Standing. To the extent applicable in the relevant jurisdiction of jurisdiction of incorporation, organization or formation, certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent if any) (where such concept is legally relevant), as applicable, and, to the extent requested by the Lender, each other jurisdiction where such Credit Party is qualified to do business (where such concept is legally relevant).
(iv)Opinions of Counsel. Opinions of (A) U.S. counsel to the Credit Parties, (B) Jersey counsel to the Lender, and (C) Irish counsel to the Lender, including, in each case, opinions of special counsel and local counsel as may be reasonably requested by the Lender, addressed to the Lender, and with respect to the Credit Parties, the Loan Documents and such other matters as the Lender shall request.
(c)Personal Property Collateral.
(i)Filings and Recordings. Subject to the limitations and qualifications in the Security Documents, the Lender shall have received all filings and recordations that are necessary to perfect the security interests of the Lender, on behalf of the Secured Parties, in the Collateral and the Lender shall have received evidence reasonably satisfactory to the Lender that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens). In respect of any Irish Credit Party, this shall include (A) a written authorization from each Irish Credit Party authorizing each solicitor in McCann FitzGerald LLP to sign on behalf of that Irish Credit Party all required security related registration forms required to be delivered to the Companies Registration Office of Ireland in connection with all or any of the Collateral and (B) a Form C1 in agreed form for the relevant Irish Security Documents prepared by Irish legal advisers to the Lender and approved and verified by the legal advisers for the Irish Credit Parties.
(ii)Pledged Collateral. The Lender shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged and/or charged pursuant to the Security Documents, together with an undated stock power (or equivalent) for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.
(iii)Lien Search. The Lender shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax, intellectual property matters and other customary matters in any applicable jurisdiction), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket or companies registry) as in effect in each jurisdiction in which filings or recordations under the applicable Uniform Commercial Code (or equivalent laws) should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).
(iv)Property and Liability Insurance. The Lender shall have received, in each case in form and substance reasonably satisfactory to the Lender, evidence of property, business interruption and liability insurance covering each Credit Party (with appropriate endorsements naming the Lender as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Lender, copies of such insurance policies.
(v)Intellectual Property. The Lender shall have received security agreements duly executed by the applicable Credit Parties for all federally registered copyrights, copyright applications, patents, patent applications, trademarks and trademark applications included in the Collateral, in each case in proper form for filing with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable.
(vi)Other Collateral Documentation. The Lender shall have received any documents reasonably requested thereby or as required by the terms of the Security Documents to evidence its security interest in the Collateral (including, without limitation, any landlord waivers or collateral access agreements, notices and assignments of claims required under Applicable Laws, bailee or warehouseman letters or filings with any applicable Governmental Authority).
(d)Real Property Collateral. With respect to any material real property owned on the Closing Date, the Lender shall have received:
(i)Mortgages. Counterparts of a Mortgage with respect to each parcel of real property duly executed and delivered by the record owner of such real property (together with UCC fixture filings if requested by the Lender), provided that if Mortgage recording or other similar tax is due upon granting such mortgage, the total amount of debt secured by such Mortgage may be limited to the fair market value of such real property as determined by the Lender in its reasonable discretion.

(ii)Title Insurance. A policy or policies of title insurance (or marked up title insurance commitments having the effect of policies of title insurance) in the amount equal to the fair market value of such real property and fixtures, as determined by the Lender in its reasonable discretion, or such other amount as is acceptable to the Lender and issued by a nationally recognized title insurance company reasonably acceptable to the Lender (the “Title Company”) insuring the Lien of each such Mortgage as a first priority Lien on the real property described therein, free of any other Liens except for Permitted Liens, together with such customary endorsements as the Lender may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, together with evidence reasonably satisfactory to the Lender of payment of all expenses and premiums of the Title Company and all other sums required in connection with the issuance of each title policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the appropriate real estate records.
(iii)Matters Relating to Flood Hazard Properties. (A) A completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such real property location in the United States (together with a notice about special flood hazard area status and flood disaster assistance, which, if applicable, shall be duly executed by the applicable Credit Party relating to such real property) and (B) if any such real property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under Applicable Law, including Regulation H of the FRB and the other Flood Insurance Laws and as required under Section 8.6.
(iv)Surveys. To the extent in the possession of any applicable Credit Party, a survey for each such real property location, together with an affidavit of no change, if applicable, in favor of the Title Company, sufficient to allow the Title Company to issue the applicable policy of title insurance without a standard survey exception.
(v)Environmental Assessments. The Lender shall have received a Phase I environmental assessment and such other environmental report reasonably requested by the Lender regarding each parcel of Mortgaged Property by an environmental engineering firm acceptable to the Lender showing no environmental conditions in violation of Environmental Laws or liabilities under Environmental Laws, either of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(vi)Opinions. Customary legal opinions in form and substance reasonably satisfactory to the Lender with respect to the mortgagor of such Mortgage and the enforceability and perfection of the applicable Mortgage and such other matters as the Lender shall reasonably require.
(vii)Other Real Property Deliverables. Such affidavits, certificates, information, permits, instruments of indemnification and third-party consents as shall be reasonably requested by the Lender or required to induce the Title Company to issue the title policies and endorsements contemplated above (including using commercially reasonable efforts to deliver such consents, subordinations, estoppels, permits and other documents of any lessor with respect any leasehold interest in the real property of any Credit Party requested by the Lender or the Title Company).
(e)Consents; Defaults.
(i)Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Lender) in connection with the Transactions, which shall be in full force and effect.
(ii)No Injunction, Etc. No action, suit, proceeding or investigation shall be pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the Transactions, or which, in the Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the Transactions.
(f)Financial Matters.
(i)Financial Statements. The Lender shall have received (A) the audited Consolidated balance sheet of Holdings and its Subsidiaries as of December 31, 2022, and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (B) unaudited Consolidated balance sheet of Holdings and its Subsidiaries as of September 30, 2023, and related unaudited interim statements of income and retained earnings.
(ii)Pro Forma Financial Statements. The Lender shall have received pro forma consolidated balance sheet, statement of income and cash flows for Holdings and its Subsidiaries for the most recently completed Reference Period prior to the Closing Date, calculated on a Pro Forma Basis after giving effect to the Transactions (prepared in accordance with Regulation S-X under the Securities Act, and all other rules and regulations of the SEC under such Securities Act, and including other adjustments previously agreed between the Borrowers and the Lender) and a pro forma balance sheet of Holdings and its Subsidiaries prepared from the financial statements for the calendar month ended immediately prior to the Closing Date on a Pro Forma Basis after giving effect to the Transactions.
(iii)Financial Projections. The Lender shall have received pro forma Consolidated financial statements for Holdings and its Subsidiaries, and projections prepared by management of Holdings, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Credit Facility, which shall not be inconsistent with any financial information or projections previously delivered to the Lender.
(iv)Financial Condition/Solvency Certificate. Holdings shall have delivered to the Lender a certificate, in form and substance reasonably satisfactory to the Lender, and certified as accurate by the chief financial officer of Holdings, that (A) after giving effect to the Transactions, each Credit Party and each Subsidiary thereof is each Solvent, (B) attached thereto are calculations evidencing compliance on a Pro Forma Basis after giving effect to the Transactions with the covenants contained in Section 9.15, and (C) the financial projections previously delivered to the Lender represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of Holdings and its Subsidiaries.
(v)Closing Leverage Ratio. The Lender will be reasonably satisfied that the ratio of Consolidated Funded Indebtedness of Holdings and its Subsidiaries as of the Closing Date calculated on a Pro Forma Basis after giving effect to the Transactions to Consolidated EBITDA for the most recently completed Reference Period prior to the Closing Date (calculated on a Pro Forma Basis after giving effect to the Transactions) will not exceed 3.00 to 1.00 (the “Closing Leverage Ratio”).

(vi)Payment at Closing. The Borrowers shall have paid or made arrangements to pay contemporaneously with closing (A) to the Lender the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Lender) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
(g)Miscellaneous.
(i)Notice of Account Designation. The Lender shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii)Due Diligence. The Lender shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrowers and their Subsidiaries in scope and determination satisfactory to the Lender in its sole discretion.
(iii)PATRIOT Act, etc.
The Lender shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information requested by the Lender or required by regulatory authorities in order for the Lender to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations.
The Borrowers shall have delivered to the Lender a Beneficial Ownership Certification in relation to it (or a certification that the Borrowers qualify for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case at least five (5) Business Days prior to the Closing Date.
(iv)Process Agent Letters: Evidence that any process agent in respect of the Irish Security Documents has accepted its appointment.
(v)Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender. The Lender shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
SECTION 6.2Conditions to All Extensions of Credit. The obligations of the Lender to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(b)No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c)Notices. The Lender shall have received a Notice of Borrowing, Letter of Credit Application, or Notice of Conversion/Continuation, as applicable, from the Borrowers in accordance with Section 2.3(a), Section 3.2, Section 4.2 or Section 5.2, as applicable.
(d)Additional Documents. The Lender shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.
(e)Alternative Currency. In the case of a Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Lender would make it impracticable for such Loan to be denominated in the relevant Applicable Currency.
Each Notice of Borrowing, Letter of Credit Application or Notice of Conversion/Continuation, as applicable, submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 6.2(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
To induce the Lender to enter into this Agreement and to induce the Lender to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Lender both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:
SECTION 7.1Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof (a) is duly organized or incorporated, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 7.1. Schedule 7.1 identifies each Subsidiary Guarantor as of the Closing Date. No Credit Party nor any Subsidiary thereof is an Affected Financial Institution or a Covered Party.
SECTION 7.2Ownership. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 7.2. As of the Closing Date, the capitalization of each Credit Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.2. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 7.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Credit Party or any Subsidiary thereof, except as described on Schedule 7.2.
SECTION 7.3Authorization; Enforceability. Each Credit Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
SECTION 7.4Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party and each Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof, (b) conflict with, result in a breach of or constitute a default under the Organizational Documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which would reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens which would reasonably be expected to have a Material Adverse Effect, or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office (or any equivalent in any applicable jurisdiction) and/or the Companies Registration Office of Ireland and (iv) Mortgage filings with the applicable county recording office or register of deeds or property registration authority.

SECTION 7.5Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law; except in each case where such failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 7.6Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, and all material local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with IFRS have been provided for on the books of the relevant Credit Party). Such returns accurately reflect in all material respects all liability for taxes of any Credit Party or any Subsidiary thereof for the periods covered thereby. As of the Closing Date, except as set forth on Schedule 7.6, there is no ongoing audit or examination or, to the knowledge of each of the Credit Parties and each Subsidiary thereof, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof. No Governmental Authority has asserted any federal, state, or other material Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with IFRS have been provided for on the books of the relevant Credit Party and (b) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of Holdings and the Borrowers adequate, and the Borrowers do not anticipate any material additional taxes or assessments for any of such years.
SECTION 7.7Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such material rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations which would reasonably be expected to have a Material Adverse Effect.
SECTION 7.8Environmental Matters.
(a)The properties owned, leased or operated by each Credit Party and each Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws;
(b)Each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable

Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;
(c)No Credit Party nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;
(d)Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;
(e)No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Credit Party, any Subsidiary thereof, with respect to any real property owned, leased or operated by any Credit Party or any Subsidiary thereof or operations conducted in connection therewith; and
(f)There has been no release, or to its knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws.
SECTION 7.9Employee Benefit Matters.
(a)Except as disclosed in the Holdings SEC Documents, as of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those described on Schedule 7.9;
(b)Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(c)As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based upon benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any

Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;
(d)Except where the failure of any of the following representations to be correct could not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;
(e)No Termination Event has occurred or is reasonably expected to occur;
(f)Except where the failure of any of the following representations to be correct could not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan;
(g)No Credit Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code; and
(h)As of the Closing Date the Borrowers are not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
(i)All pension schemes operated by the Irish Credit Parties are operated or provided on a defined contribution basis.
(j)No Credit Party or Subsidiary thereof is or has at any time been (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993), or (b) ”connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.
SECTION 7.10Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the FRB). Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrowers only or of Holdings and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 9.2 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrowers and the Lender or any

Affiliate of the Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.
SECTION 7.11Government Regulation. No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
SECTION 7.12Material Contracts. Schedule 7.12 sets forth a complete and accurate list of all Material Contracts of each Credit Party thereof in effect as of the Closing Date. Other than as set forth in Schedule 7.12, as of the Closing Date, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Lender, each Credit Party and each Subsidiary thereof has delivered to the Lender a true and complete copy (or, in the case of a Material Contract that is filed as a Holdings SEC Document, a hyperlink to the SEC’s website of such Material Contract), of each Material Contract required to be listed on Schedule 7.12 or any other Schedule hereto. As of the Closing Date, no Credit Party is in breach of or in default under any Material Contract, except where such default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 7.13Employee Relations. As of the Closing Date, no Credit Party nor any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.13. The Borrowers know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.
SECTION 7.14Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 6.1(f)(i) are complete and correct and fairly present, in all material respects, on a Consolidated basis the assets, liabilities and financial position of Holdings and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with IFRS. Such financial statements, including the related schedules and notes thereto, show all material indebtedness and other material liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under IFRS. The pro forma financial information delivered pursuant to Section 6.1(f)(ii) and the projections delivered pursuant to Section 6.1(f)(iii) and were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and information shall be subject to normal year end closing and audit adjustments (it being recognized by the Lender that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).
SECTION 7.15No Material Adverse Change. Since September 30, 2023, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of Holdings and its Subsidiaries and no event has occurred or condition arisen, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect.
SECTION 7.16Solvency. Each Credit Party and each Subsidiary thereof is Solvent.

SECTION 7.17Title to Properties. As of the Closing Date, the real property listed on Schedule 7.17 constitutes all of the real property that is owned, leased, subleased or used by any Credit Party or any of its Subsidiaries. Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.
SECTION 7.18Litigation. Except for matters existing on the Closing Date and set forth on Schedule 7.18, there are no actions, suits or proceedings pending nor, to its knowledge, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, either individually or in the aggregate, in an amount exceeding $5,000,000.
SECTION 7.19Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)None of (i) the Borrowers, any Subsidiary or, to the knowledge of the Borrowers or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) any agent or representative of the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(b)Each of the Borrowers and their Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrowers and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(c)Each of the Borrowers and their Subsidiaries, and to the knowledge of the Borrowers, director, officer, employee, agent and Affiliate of the Borrowers and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.
(d)No proceeds of any Extension of Credit have been used, directly or indirectly, by the Borrowers, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.16(c).
SECTION 7.20Absence of Defaults. No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a material default or event of default by any Credit Party or any Subsidiary thereof under (i) any Material Contract or (ii) any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor.
SECTION 7.21Disclosure. Holdings and/or its Subsidiaries have disclosed to the Lender or in the Holdings SEC Documents, all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished in writing by or on behalf of any Credit Party or any Subsidiary thereof to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lender that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections). As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.
SECTION 7.22Centre of Main Interests.
For the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) for each Irish Credit Party is situated in its jurisdiction of incorporation and, in each case, no Irish Credit Party has any “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
SECTION 7.23Irish Matters.
(a)Each Credit Party is a member of the same group of companies consisting of a holding company and its subsidiaries (each within the meaning of section 8 of the Irish Companies Act) for the purposes of section 239 of the Irish Companies Act.
(b)No Credit Party is a relevant external company, as that term is defined in section 1301 of the Irish Companies Act.
SECTION 7.24People With Significant Control Regime.
Each Credit Party and each Subsidiary thereof shall (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Lender, and (b) promptly provide the Lender with a copy of that notice.
ARTICLE VIII
AFFIRMATIVE COVENANTS
Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:
SECTION 8.1Financial Statements and Budgets. Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a)Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2023), an audited Consolidated balance sheet of Holdings and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with IFRS and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by BDO or its Affiliates or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Lender, and accompanied by an opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any material qualification as to the scope of such audit or with respect to accounting principles followed by Holdings or any of its Subsidiaries not in accordance with IFRS.
(b)Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ending March 31, 2024), an unaudited Consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by Holdings in accordance with IFRS and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of Holdings to present fairly in all material respects the financial condition of Holdings and its Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of Holdings and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.
(c)Annual Budget. As soon as practicable and in any event before January 31 of each Fiscal Year, a consolidated budget of Holdings and its Subsidiaries for the ensuing four (4) fiscal quarters, such budget to be prepared in accordance with IFRS and to include, on a quarterly basis, the following: a projected income statement and a statement of cash flows and balance sheet, accompanied by a certificate from a Responsible Officer of Holdings to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of Holdings and its Subsidiaries for such period.
SECTION 8.2Certificates; Other Reports. Deliver to the Lender:
(a)at each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as the Lender shall reasonably request, a duly completed Compliance Certificate that, among other things, (i) states that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrowers propose to take with respect thereto and (ii) demonstrates compliance with the financial covenants set forth in Section 9.15 as of the last day of the applicable Reference Period ending on the last day of the Reference Period covered by such financial statements;
(b)[reserved];

(c)promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Indebtedness of any Credit Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement;
(d)promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that would (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;
(e)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrowers, and copies of all annual, regular, periodic and special reports and registration statements which the Borrowers may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto;
(f)promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other similar inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;
(g)promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Lender;
(h)as soon as practicable and in any event within one hundred twenty (120) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, a KPI Metrics Report; and
(i)such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Lender may reasonably request in writing.
Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.2(f) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Holdings’ website on the Internet; or (ii) on which such documents are posted on Holdings’ or the Borrowers’ behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: the Borrowers shall deliver paper copies of such documents to the Lender upon request. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide copies of the Compliance Certificates required by Section 8.2 to the Lender in accordance with the procedures set forth in Section 12.1.
SECTION 8.3Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) Business Days, or, in the case of Section 8.3(a), five (5) Business Days) after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Lender in writing of:
(a)the occurrence of any Default or Event of Default;

(b)the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses which would reasonably be expected to have a Material Adverse Effect;
(c)any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including any notice of violation of Environmental Laws;
(d)any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof;
(e)any attachment, judgment, lien, levy or order exceeding the Threshold Amount that may be assessed against or threatened against any Credit Party or any Subsidiary thereof;
(f)any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which any Credit Party is a party or by which the Credit Parties or any of their respective properties may be bound, and such default or event of default would reasonably be expected to have a Material Adverse Effect;
(g)(i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrowers obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and
(h)any event which makes any of the representations set forth in Article VII that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Article VII that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect.
Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth in reasonable detail the details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 8.3(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
SECTION 8.4Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.4, preserve and maintain its separate corporate existence or equivalent form and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law except in jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 8.5Maintenance of Property and Licenses.

(a)In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.
(b)Maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted.
SECTION 8.6Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including hazard and business interruption insurance). All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Lender of written notice thereof (except as a result of non-payment of premium in which case only 10 days’ prior written notice shall be required), (b) in the case of liability insurance, name the Lender as an additional insured party thereunder and (c) in the case of each property insurance policy, name the Lender as lender’s loss payee or mortgagee, as applicable. On the Closing Date and from time to time thereafter deliver to the Lender upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrowers shall, or shall cause the applicable Credit Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) reasonably cooperate with the Lender and provide information reasonably required by the Lender to comply with the Flood Insurance Laws, (iii) deliver to the Lender evidence of such compliance in form and substance reasonably acceptable to the Lender, including evidence of annual renewals of such insurance and (iv) furnish to the Lender prompt written notice of any re-designation of any such Mortgaged Property into or out of a special flood hazard area.
SECTION 8.7Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be accurate and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance in all material respects with IFRS and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.
SECTION 8.8Payment of Taxes and Other Obligations. Pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other Indebtedness, obligations and liabilities in accordance with customary trade practices.
SECTION 8.9Compliance with Laws and Approvals. Observe and remain in all material respects in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business.

SECTION 8.10Environmental Laws. In addition to and without limiting the generality of Section 8.9, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.
SECTION 8.11Compliance with ERISA. In addition to and without limiting the generality of Section 8.9, (a) except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which would reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Lender upon the Lender’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Lender.
SECTION 8.12Compliance with Material Contracts. Comply in all material respects with, and maintain in full force and effect, each Material Contract.
SECTION 8.13Visits and Inspections. Permit representatives of the Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to have online meetings with the Borrowers or, if an online meeting is not sufficient for the Lender in its reasonable discretion, visit the Borrowers in-person in their Charlotte, NC offices and inspect their properties at that location; inspect, audit and make extracts from their books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with their principal officers and their independent accountants their business, assets, liabilities, financial condition, results of operations and business prospects; provided that (a) the Lender shall not exercise its right under this Section 8.13 to make in-person visits to the Borrowers more than one time in any calendar year, which visit will be at the Borrowers’ expense and (b) notwithstanding anything to the contrary in this Section 8.13, none of the Credit Parties or any of their Subsidiaries will be required to disclose, permit the inspection, examination, copying or preparation of abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Lender or its representatives or contractors is prohibited by law or any agreement binding on a third-party or (iii) is subject to attorney-client privilege or constitutes attorney work product; provided, further, that, upon the occurrence and during the continuance of an Event of Default, the Lender may do any of the foregoing and may visit the Borrowers in-person at any of their offices at the expense of the Borrowers at any time during normal business hours without advance notice. The Lender shall give the Credit Parties the opportunity to participate in any discussions with the Credit Parties’ independent accountants.
SECTION 8.14Additional Guarantors and Collateral.
(a)Additional Subsidiaries. Promptly notify the Lender of (i) the creation or acquisition (including by division) of a Person that becomes a Subsidiary (other than an Excluded Subsidiary) and (ii) any Domestic Subsidiary that no longer qualifies as an Excluded Subsidiary and, within thirty (30) days after such event, as such time period may be extended by the Lender in its sole discretion, cause such

Subsidiary to (A) become a Subsidiary Guarantor by delivering to the Lender a duly executed Joinder Agreement or such other document as the Lender shall deem appropriate for such purpose, (B) grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such Subsidiary by delivering to the Lender a duly executed Joinder Agreement and a supplement to, or deed of accession to, each applicable Security Document or such other document as the Lender shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (C) deliver to the Lender such opinions, documents and certificates of the type referred to in Section 6.1 as may be reasonably requested by the Lender, (D) if such Equity Interests are certificated, deliver to the Lender such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (E) deliver to the Lender such updated Schedules to the Security Documents as requested by the Lender with respect to such Subsidiary, and (F) deliver to the Lender such other documents as may be reasonably requested by the Lender, all in form, content and scope reasonably satisfactory to the Lender.
(b)Additional First Tier Foreign Subsidiaries. In each case, subject to the limitation set forth in clause (g) below, notify the Lender promptly (i) after any Person becomes a First Tier Foreign Subsidiary, and (ii) any First Tier Foreign Subsidiary that no longer qualifies as an Excluded Subsidiary and promptly thereafter (and, in any event, within forty five (45) days after such notification, as such time period may be extended by the Lender in its sole discretion), cause (A) such Person to deliver to the Lender such opinions, documents and certificates of the type referred to in Section 6.1 as may be reasonably requested by the Lender, (B) such Person to deliver to the Lender such updated Schedules to the Loan Documents as requested by the Lender with regard to such Person and (C) such Person to deliver to the Lender such other documents as may be reasonably requested by the Lender, all in form, content and scope reasonably satisfactory to the Lender.
(c)Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 8.14(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.14(a) or (b), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition, as such time period may be extended by the Lender in its sole discretion).
(d)Additional Collateral. Comply with the requirements set forth in the Security Documents with respect to any Property constituting Collateral thereunder.
(e)Real Property Collateral. (i) Promptly after the acquisition of any owned real property by any Credit Party that is not subject to a Mortgage (and, in any event, within ten (10) days after such acquisition or event, as such time period may be extended by the Lender in its sole discretion), notify the Lender and (ii) at the written request of the Lender promptly thereafter (and in any event, within sixty (60) days of such acquisition or event (as such time period may be extended by the Lender, or such requirement is waived by the Lender, in each case in its sole discretion)), deliver the following with respect such real property: (A) a Mortgage duly executed and delivered by the record owner of such real property (together with UCC fixture filings, if requested by the Lender), (B) a policy or policies of title insurance (or marked up title insurance commitments having the effect of policies of title insurance) in the amount equal to the fair market value of such real property and fixtures, as determined by the Lender in its reasonable discretion, or such other amount as is acceptable to the Lender and issued by the Title Company insuring the Lien of each such Mortgage as a first priority Lien on the real property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements as the

Lender may reasonably request, together with evidence reasonably satisfactory to the Lender of payment of all expenses and premiums of the Title Company and all other sums required in connection with the issuance of each title policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording such Mortgage in the appropriate real estate records, (C) such affidavits, certificates, information (including financial data and environmental reports if requested by the Title Company) and instruments of indemnification as shall be reasonably required to induce the Title Company to issue the title policies and endorsements contemplated above and which are reasonably requested by such Title Company, (D) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such real property (together with a notice about special flood hazard area status and flood disaster assistance, which, if applicable, shall be duly executed by the applicable Credit Party relating to such real property), (E) if any such real property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable Law, including Regulation H of the FRB and the other Flood Insurance Laws and as required under Section 8.6, (F) a survey for each such real property, together with an affidavit of no change, if applicable, in favor of the Title Company, sufficient to allow the Title Company to issue the applicable policy of title insurance without a standard survey exception and (G) customary legal opinions and evidence of organizational approval in form and substance reasonably satisfactory to the Lender with respect to the mortgagor of such Mortgage and the enforceability and perfection of such Mortgage.
(f)Cash Management.
(i)Each Credit Party will establish and maintain, at its expense, Deposit Accounts, Securities Accounts and cash management services of a type and on terms, and with the banks, set forth on Schedule 8.14(f), and, subject to this Section 8.14(f), such other banks as a Credit Party may hereafter select (such other banks, together with the banks set forth on Schedule 8.14(f), collectively, the “Cash Management Banks” and individually, a “Cash Management Bank”). Within sixty (60) days of the Closing Date, each Credit Party will deliver, or cause to be delivered to the Lender, a Control Agreement with respect to each of its Deposit Accounts and Securities Accounts duly authorized, executed and delivered by each Cash Management Bank where such Deposit Account or Securities Account is maintained, such Credit Party and Lender; provided that a Credit Party will not be required to deliver a Control Agreement with a Cash Management Bank as to any Excluded Account.
(ii)So long as no Event of Default exists, upon not less than five Business Days’ prior written notice to the Lender, a Credit Party may amend Section 5.9 of the Disclosure Schedules to add or replace a Deposit Account, Securities Account or Cash Management Bank and will upon such addition or replacement provide to Lender an amended Schedule 8.14(f); provided that (i) such prospective Cash Management Bank shall be satisfactory to the Lender in its sole discretion, and (ii) at or prior to the time of the opening of such deposit account (other than an Excluded Account) a Credit the Party and such prospective Cash Management Bank will have executed and delivered to Lender a Control Agreement.
(iii)Within 10 Business Days after the end of each calendar month, on a monthly basis or more frequently as the Lender may reasonably request, the Borrowers shall deliver a certificate by a Responsible Officer of Borrowers consisting of a report of any new Deposit Account or Securities Account established or used by each Credit Party with any bank or other financial institution, including in each case, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report.

(g)Exclusions. The provisions of this Section 8.14 shall be subject to the limitations and exclusions set forth in the Security Documents.
SECTION 8.15Material Jurisdictions.
If revenue from any customer under the terms of an agreement governed by the laws of any jurisdiction other than the United States, Ireland, England, or Malta, at any time exceeds 20% of total revenue of Holdings and its Subsidiaries, for any two consecutive Fiscal Quarters (or if the aggregate amount of revenue from customers under the terms of agreements that are subject to the laws of jurisdictions outside of such jurisdictions exceed such percentage), the Borrowers will promptly notify the Lender and, upon the request of the Lender, promptly execute and deliver such agreements and provide such documents governed by the laws of such jurisdiction (or related thereto) as the Lender may specify.
SECTION 8.16Use of Proceeds.
(a)Use the proceeds of the Extensions of Credit (i) to finance Capital Expenditures, (ii) pay fees, commissions and expenses in connection with the Transactions, and (iii) for working capital and general corporate purposes of the Borrowers and their Subsidiaries, including the retirement of contingent liabilities and the financing of Permitted Acquisitions and other Investments permitted hereunder; provided that the proceeds of the Term Loans shall only be used by the Borrowers and their Subsidiaries for the retirement of contingent liabilities and the financing of Permitted Acquisitions and other Investments permitted hereunder; provided, further, that no part of the proceeds of any of the Loans or Letters of Credit shall be used for purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the FRB) or for any purpose which violates the provisions of Regulation T, U or X of the FRB. If requested by the Lender, the Borrowers shall promptly furnish to the Lender a statement in conformity with the requirements of Form G-3 or Form U-1, as applicable, under Regulation U of the FRB.
(b)Use the proceeds of any Incremental Term Loan and any Incremental Revolving Credit Facility Increase as permitted pursuant to Section 5.13, as applicable.
(c)Not request any Extension of Credit, and the Borrowers shall not use, and shall ensure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(d)Not use any Extension of Credit by an Irish Credit Party in a manner which would constitute the Loan Documents as the giving of financial assistance by an Irish Credit Party in breach of section 82 of the Irish Companies Act.
SECTION 8.17Proceeds of Equity or Indebtedness; Indemnification and Escrow Payments.
Within ten (10) Business Days after the date of receipt by any Credit Party of (i) any indemnification payment made pursuant to any Permitted Acquisition Documents (ii) any payment or distribution under any escrow agreement executed in connection with any Permitted Acquisition Documents, if any, such Credit Party shall promptly contribute any such payment or distribution, if any, to the Borrowers as additional common equity.

SECTION 8.18Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. (a) Maintain in effect and enforce policies and procedures designed to ensure compliance by each Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrowers ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (c) promptly upon the reasonable request of the Lender, provide the Lender any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
SECTION 8.19Corporate Governance. (a) Maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity, (b) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (except pursuant to cash management systems reasonably acceptable to the Lender) and (c) provide that its board of directors (or equivalent governing body) will hold all appropriate meetings as such board of directors (or equivalent governing body) determines to be required by law (including based on the advice of outside and in-house counsel) to, among other things, authorize and approve such entity’s actions as may be required by law or as otherwise determined by counsel (including in-house counsel), which meetings will be separate from those of any other entity which is an Affiliate of such entity. For the purposes of this Section 8.18, “Affiliate” shall not include Holdings or any Subsidiary thereof.
SECTION 8.20[Reserved].
SECTION 8.21Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties. The Borrowers also agree to provide to the Lender, from time to time upon the reasonable request by the Lender, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
SECTION 8.22Flood Insurance Matters. The parties hereto acknowledge and agree that, if there is any Mortgaged Property, any increase, extension, or renewal of any of the Loans or Commitments (including any Incremental Term Loan and any Incremental Increase, but excluding (a) any continuation or conversion of borrowings, (b) the making of any Revolving Credit Loans or (c) the issuance, renewal or extension of Letters of Credit) may, in the sole discretion of the Lender, be subject to (and conditioned upon) the prior delivery of all flood zone determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Property reasonably sufficient to evidence compliance with Flood Insurance Laws and as otherwise reasonably required by the Lender.
SECTION 8.23Post-Closing Matters. Execute and deliver the documents, take the actions and complete the tasks set forth on Schedule 8.23, in each case within the applicable corresponding time limits specified on such schedule.

ARTICLE IX
NEGATIVE COVENANTS
Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to.
SECTION 9.1Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(a)the Obligations;
(b)Indebtedness (i) owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (ii) in respect of Cash Management Agreements entered into in the ordinary course of business;
(c)Indebtedness existing on the Closing Date and listed on Schedule 9.1, and any Permitted Refinancing Indebtedness in respect thereof;
(d)Attributable Indebtedness with respect to Capital Lease Obligations and Indebtedness incurred in connection with purchase money Indebtedness incurred in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;
(e)Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3; provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, and (ii) neither Holdings nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness;
(f)(i) Guarantees by any Credit Party of Indebtedness of any other Credit Party not otherwise prohibited pursuant to this Section 9.1 and (ii) Guarantees by any Credit Party of Indebtedness of any Non-Guarantor Subsidiary to the extent permitted pursuant to Section 9.3 (other than clause (l) thereof); provided further that any Guarantee of Permitted Refinancing Indebtedness shall only be permitted if it meets the requirements of the definition of Permitted Refinancing Indebtedness;
(g)unsecured intercompany Indebtedness with a maturity date at least 91 days after the Maturity Date (i) owed by any Credit Party to another Credit Party, (ii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Lender), (iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; and (iv) owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 9.3(c);
(h)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(i)Subordinated Indebtedness of Holdings and its Subsidiaries and any Permitted Refinancing Indebtedness in respect thereof; provided that in the case of each incurrence of such Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Subordinated Indebtedness, (ii) the Lender shall have received satisfactory written evidence that the Borrowers shall be in compliance with the financial covenants set forth in Section 9.15 on a Pro Forma Basis as of the most recent Reference Period after giving effect to the issuance of such Subordinated Indebtedness and use the proceeds thereof, (iii) such Subordinated Indebtedness does not mature, or require any principal amortization or mandatory prepayment, put right or sinking fund obligation prior to the date that is 180 days after the then latest scheduled maturity date of the Loans and Commitments; provided that any Indebtedness consisting of a customary bridge facility shall be deemed to satisfy this requirement so long as such Indebtedness automatically converts into long-term debt which satisfies this clause (iii), (iv) the terms of such Subordinated Indebtedness reflect market terms (taken as a whole) at the time of issuance and (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions), taken as a whole, are not materially more restrictive (as determined by the Borrowers in good faith) on Holdings and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole, and (v) the Borrowers shall have complied with the requirements of Section 4.4(b);
(j)Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
(k)[Reserved];
(l)Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of Holdings or its Subsidiaries to purchase or redeem Equity Interests or options of Holdings permitted pursuant to Section 9.6(e); provided that the aggregate principal amount of all such Indebtedness shall not exceed $1,000,000 at any time outstanding;
(m)Indebtedness of Holdings or any of its Subsidiaries not otherwise permitted pursuant to this Section so long as the Borrowers are in compliance on a Pro Forma Basis with the financial covenants set forth in Section 9.15; and
(n)unsecured Indebtedness (including Indebtedness incurred under Seller Notes) in the form of deferred or contingent or consideration in connection with any Permitted Acquisition or Investment permitted hereunder.
SECTION 9.2Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:
(a)Liens created pursuant to the Loan Documents (including Liens on Cash Collateral granted pursuant to the Loan Documents);
(b)Liens in existence on the Closing Date and described on Schedule 9.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any Permitted Refinancing Indebtedness permitted pursuant to Section 9.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 9.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;
(c)Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or

(ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by IFRS;
(d)the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by IFRS and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of Holdings or any of its Subsidiaries;
(e)deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;
(f)encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;
(g)Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business;
(h)Liens securing Indebtedness permitted under Section 9.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, construction, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed or improved by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such Property at the time of purchase, repair, construction, improvement or lease (as applicable);
(i)Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(m) or securing appeal or other surety bonds relating to such judgments;
(j)Liens on Property (i) of a Person that becomes a Subsidiary existing at the time that such Person becomes a Subsidiary in connection with an acquisition permitted hereunder and (ii) of the Borrowers or any of their Subsidiaries existing at the time such Property is purchased or otherwise acquired by the Borrowers or such Subsidiary pursuant to a transaction permitted hereunder and, in each case any modification, replacement, renewal and extension thereof; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens do not encumber any Property other than Property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof and are not all asset Liens, (C) such Liens do not attach to any other Property of Holdings or any of its Subsidiaries and (D) such Liens will secure only those obligations which it secures at the time such acquisition or purchase occurs;

(k)Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of the Borrowers or any of its Subsidiaries, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 9.1(c), (e), (k) or (m);
(l)(i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction, (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any Deposit Account of Holdings or any Subsidiary thereof and (iii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business;
(m)(i)  Liens of landlords arising in the ordinary course of business to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) Liens of suppliers (including sellers of goods) or customers arising in the ordinary course of business to the extent limited to the property or assets relating to such contract;
(n)(i) leases, licenses, subleases or sublicenses granted to others which do not (A) interfere in any material respect with the business of Holdings or its Subsidiaries or materially detract from the value of the relevant assets of Holdings or its Subsidiaries or (B) secure any Indebtedness and (ii) any interest or title of a licensor, sub-licensor, lessor or sub-lessor under leases, licenses, subleases or sublicenses entered into by any of Holdings and its Subsidiaries as licensee, sub-licensee, lessee or sub-lessee in the ordinary course of business or any customary restriction or encumbrance with respect to the Property subject to any such lease, license, sublease or sublicense;
(o)(i) Liens on Equity Interests of joint ventures securing capital contributions thereto and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Non-Wholly-Owned Subsidiaries; and
(p)Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed $5,000,000 at any time outstanding.
SECTION 9.3Investments. Make, hold or otherwise permit to exist any Investment, except:
(a)Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 9.3 and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 9.3;
(b)Investments (i) existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) made after the Closing Date by any Credit Party in any other Credit Party, (iii) made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party and (iv) made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;
(c)Investments made after the Closing Date by any Credit Party in any Non-Guarantor Subsidiary in an aggregate amount at any time outstanding not to exceed $10,000,000; provided that any Investments in the form of loans or advances made by any Credit Party to any Non-Guarantor Subsidiary pursuant to this clause (c) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Lender and shall be pledged and delivered to the Lender pursuant to the Security Documents;

(d)Investments in cash and Cash Equivalents;
(e)Investments by the Borrowers or any of their Subsidiaries consisting of Capital Expenditures permitted by this Agreement;
(f)deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 9.2;
(g)Hedge Agreements permitted pursuant to Section 9.1;
(h)purchases of assets in the ordinary course of business;
(i)Investments by the Borrowers or any Subsidiary thereof in the form of Permitted Acquisitions, provided that such Person or Property (i) becomes a part of the Borrowers or a Subsidiary Guarantor, or (ii) becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 8.14;
(j)Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $1,000,000 (determined without regard to any write-downs or write-offs of such loans or advances);
(k)Investments in the form of Restricted Payments permitted pursuant to Section 9.6;
(l)Guarantees permitted pursuant to Section 9.1;
(m)Investments in joint ventures; provided that the aggregate amount of all such Investments shall not at any time exceed the greater of $5,000,000 and 15% of Consolidated EBITDA (measured as of the last day of the Reference Period most recently ended prior to such date);
(n)non-cash consideration received in connection with Asset Dispositions expressly permitted by Section 9.5; and
(o)Investments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed at any time outstanding the greater of $5,000,000 and 15% of Consolidated EBITDA (measured as of the last day of the Reference Period most recently ended prior to such date); provided that, immediately before and immediately after giving pro forma effect to any such Investments and any Indebtedness incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and
(p)the Acquisition of any domain names and related assets in the ordinary course of business; provided that all Acquisitions under this clause (p) do not exceed $10,000,000 in the aggregate per Fiscal Year.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
SECTION 9.4Fundamental Changes. Merge, consolidate, amalgamate or enter into any similar combination with (including by division), or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
(a)in connection with any Permitted Intragroup Restructuring;
(b)Asset Dispositions permitted by Section 9.5;
(c)any Wholly-Owned Subsidiary of the Borrowers may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including any Permitted Acquisition permitted pursuant to Section 9.3(i)); provided that in the case of any merger involving a Wholly-Owned Subsidiary that is a Domestic Subsidiary, (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) the continuing or surviving entity shall become a Subsidiary Guarantor to the extent required under, and within the time period set forth in Section 8.14; and
(d)any Person may merge with or into any Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition permitted pursuant to Section 9.3(i); provided that, in the case of a merger involving the Borrowers or a Subsidiary Guarantor, the continuing or surviving Person shall be a Borrower or a Subsidiary Guarantor that is a Wholly-Owned Subsidiary of the Borrowers.
SECTION 9.5Asset Dispositions. Make any Asset Disposition except:
(a)the sale of inventory or domain names and related assets no longer used in the ordinary course of business; provided that such dispositions under this clause (a) shall not exceed $5,000,000 in the aggregate per Fiscal Year unless Lender has provided its prior written consent (which shall not unreasonably be withheld);
(b)[reserved];
(c)the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;
(d)the disposition, termination or unwinding of any Hedge Agreement;
(e)dispositions of cash and Cash Equivalents;
(f)in connection with a Permitted Intragroup Restructuring;
(g)the sale or other disposition of obsolete, worn-out or surplus assets no longer used or useful in the business of the Borrowers or any of their Subsidiaries;
(h)non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of the Borrowers and their Subsidiaries;
(i)leases, subleases, licenses or sublicenses of real or personal property granted by the Borrowers or any of their Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Borrowers or any of their Subsidiaries unless reasonably agreed by Lender;

(j)Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 4.4(b) are complied with in connection therewith;
(k)Asset Dispositions of property in the form of an Investment permitted pursuant to Section 9.3 (other than clause (n) thereof); and
(l)Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value as determined in good faith by Holdings and the consideration received shall be no less than 75% in cash, and (iii) the aggregate fair market value of all property disposed of in reliance on this clause (l) shall not exceed $5,000,000 during the term of this Agreement.
SECTION 9.6Restricted Payments. Declare or make any Restricted Payments; provided that the Credit Parties may make any Restricted Payment so long as, as of the date of any such Restricted Payment, and immediately after giving effect thereto, (a) no Event of Default shall exist, (b) on a pro forma basis, the Credit Parties would have a Consolidated Total Leverage Ratio of less than 2.50 to 1.00;
SECTION 9.7Transactions with Affiliates. Directly or indirectly enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Equity Interests in, or other Affiliate of, Holdings, the Borrowers or any of their Subsidiaries, or (b) any Affiliate of any such officer, director or holder, other than:
(i)transactions permitted by Sections 9.1, 9.3, 9.4, 9.5, and 9.6;
(ii)transactions existing on the Closing Date and described on Schedule 9.7;
(iii)transactions among Credit Parties not prohibited hereunder;
(iv)other transactions in the ordinary course of business on terms at least as favorable to the Credit Parties and their respective Subsidiaries as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of Holdings;
(v)employment, severance and other compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and
(vi)payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of Holdings, the Borrowers and their Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrowers and their Subsidiaries.
SECTION 9.8Accounting Changes; Organizational Documents.
(a)Change its Fiscal Year end, or make (without the consent of the Lender) any material change in its accounting treatment and reporting practices except as required by IFRS.
(b)Amend, modify or change its Organizational Documents in any manner materially adverse to the rights or interests of the Lender.

SECTION 9.9Payments and Modifications of Junior Indebtedness.
(a)Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Junior Indebtedness in any respect which would materially and adversely affect the rights or interests of the Lender hereunder or would violate the subordination terms thereof or any subordination agreement applicable thereto.
(b)Prepay, repay, redeem, purchase, defease or acquire for value (including (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Junior Indebtedness, or make any payment in violation of any subordination terms of any Junior Indebtedness, except:
(i)in connection with any Permitted Refinancing Indebtedness permitted by Section 9.1 and in compliance with any subordination provisions thereof or any subordination agreement applicable thereto;
(ii)so long as no Default or Event of Default then exists or would be caused thereby, repurchases, redemptions, defeasances or mandatory repayment of Junior Indebtedness (in each case, except to the extent prohibited by the subordination terms thereof or any subordination agreement applicable thereto);
(iii)payments and prepayments of any Junior Indebtedness made solely with the proceeds of Qualified Equity Interests or any capital contribution in respect of Qualified Equity Interests of Borrowers not otherwise required to prepay Loans pursuant to Section 4.4(b)(ii), so long as immediately before and after giving effect to any such payment or prepayment, no Default or Event of Default then exists;
(iv)(A) payments and prepayments of Junior Indebtedness as a result of the conversion of all or any portion of such Junior Indebtedness into Qualified Equity Interests of the Borrowers, and (B) payments of interest in respect of Junior Indebtedness in the form of payment in kind interest constituting Indebtedness permitted pursuant to Section 9.1;
(v)the payment of interest, expenses and indemnities in respect of Junior Indebtedness (except to the extent prohibited by the subordination terms thereof or any subordination agreement applicable thereto);
(vi)in connection with any Restricted Payments permitted pursuant to Section 9.6; and
(vii)notwithstanding anything to the contrary, the payment of interest, expenses and indemnities with respect to Seller Notes and, so long as no Default or Event of Default then exists or would be caused thereby, any other payment, prepayment, repurchase, redemption, defeasance or mandatory repayment of Seller Notes.
SECTION 9.10No Further Negative Pledges; Restrictive Agreements.
(a)Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (iii) customary restrictions contained in the Organizational Documents of any Non-Guarantor Subsidiary as of the Closing Date and (iv) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien).
(b)Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents and (B) Applicable Law.
(c)Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any Credit Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrowers, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.
SECTION 9.11Nature of Business. Engage in any business other than the businesses conducted by the Borrowers and their Subsidiaries as of the Closing Date and businesses and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.
SECTION 9.12Amendments and Other Documents. Amend, modify, waive or supplement (or permit modification, amendment, waiver or supplement of) any of the material terms or provisions of any Material Contract in any respect which would materially and adversely affect the rights or interests of the Lender hereunder, without the prior written consent of the Lender.
SECTION 9.13Sale Leasebacks. Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease, a finance lease or a capital lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease.
SECTION 9.14[Reserved].

SECTION 9.15Financial Covenants.
(a)Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Total Leverage Ratio to be greater than 3.00 to 1.00.
(b)Minimum Liquidity. Permit Liquidity as of the last day of any fiscal quarter to be less than $15,000,000.
(c)Minimum Revenue. Commencing on the Closing Date, the Borrowers shall have a minimum revenue (as described in each applicable year’s financial projections previously delivered to and approved by the Lender), measured on a trailing six (6) month basis, of not less than the amount set forth in the following table for the applicable period set forth opposite thereto:

Minimum Revenue	Fiscal Quarter Ending
$50,100,000	March 31, 2024
$48,800,000	June 30, 2024
$46,400,000	September 30, 2024
$51,600,000	December 31, 2024
$57,200,000	March 31, 2025
$55,500,000	June 30, 2025
$53,700,000	September 30, 2025
$56,700,000	December 31, 2025
$60,600,000	March 31, 2026
$60,300,000	June 30, 2026
$59,600,000	September 30, 2026
$63,700,000	December 31, 2026
$65,248,000	March 31, 2027
SECTION 9.16Limitations on Holdings. Permit Holdings to:
(a)hold any assets other than (i) the Equity Interests of its Subsidiaries and intercompany advances to, receivables payable by, and other permitted Investments in, its Subsidiaries, (ii) assets, properties or rights that are not capable of being sold, assigned, transferred or conveyed to the Borrowers without the consent of any other Person, or if such assignment or attempted assignment would constitute a breach thereof, or a violation of any Applicable Law, (iii) agreements relating to the issuance, sale, purchase, repurchase or registration of securities of Holdings, (iv) minute books and other corporate books and records of Holdings, (v) Equity Interests and securities of Holdings held as treasury shares, and (vi) other miscellaneous non-material assets;
(b)have any liabilities other than (i) the liabilities under the Loan Documents, (ii) tax liabilities arising in the ordinary course of business, (iii) Indebtedness permitted under Section 9.1, (iv) corporate, administrative and operating expenses in the ordinary course of business and (v) liabilities under any contracts or agreements described in (a)(ii) and (iii) above; or
(c)engage in any activities or business other than (i) issuing shares of its own Qualified Equity Interests, (ii) holding the assets and incurring the liabilities described in this Section 9.16 and activities incidental and related thereto or (iii) making Restricted Payments, payments, dividends, distributions, contributions, issuances, share redemptions, repurchases and retirements, or other activities permitted pursuant to Sections 9.6 or 9.7.
SECTION 9.17Disposal of Subsidiary Interests. Permit any Domestic Subsidiary to be a non-Wholly-Owned Subsidiary except as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition, as part of a Permitted Intragroup Restructuring or otherwise permitted by Section 9.4 or 9.5.
ARTICLE X
DEFAULT AND REMEDIES
SECTION 10.1 Events of Defaults. Each of the following shall constitute an Event of Default:
(a)Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrowers or any other Credit Party shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise) and in the Currency required hereunder or fail to provide Cash Collateral pursuant to Section 2.4(b), Section 2.5(b), Section 3.1 or Section 3.12 in the Currency required hereunder.
(b)Other Payment Default. The Borrowers or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) and in the Currency required hereunder of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.
(c)Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
(d)Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2, 8.3, 8.4, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, or 8.22 or Article IX.

(e)Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section 10.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Lender’s delivery of written notice thereof to the Borrowers and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof.
(f)Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized.
(g)Other Cross-Defaults. Any Credit Party or any Subsidiary thereof shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract which would reasonably be expected to have a Material Adverse Effect.
(h)Change in Control. Any Change in Control shall occur.
(i)Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, process adviser, administrator or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(j)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator, examiner, process adviser, administrator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding under such Debtor Relief Laws shall be entered (including any order appointing an examiner or interim examiner to any Irish Credit Party).
(k)Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than (i) as a result of the acts or omissions by the Lender in its Related Parties, or (ii) in accordance with the express terms hereof or thereof.
(l)ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate makes a complete or partial withdrawal from any Multiemployer Plan and the Multiemployer Plan notifies such Credit Party or ERISA Affiliate that such entity has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.
(m)Judgment. One or more judgments, orders or decrees shall be entered against any Credit Party or any Subsidiary thereof by any court and continues without having been discharged, vacated or stayed for a period of forty-five (45) consecutive days after the entry thereof and such judgments, orders or decrees (i) in the case of the payment of money, are individually or in the aggregate (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged the claim and has not disputed coverage), in excess of the Threshold Amount or (ii) in the case of injunctive or other non-monetary relief, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 10.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may, by notice to the Borrowers:
(a)Acceleration; Termination of Credit Facility. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lender under this Agreement or any of the other Loan Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b)Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrowers shall at such time deposit in a Cash Collateral account opened by the Lender an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in such Cash Collateral account shall be applied by the Lender to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 10.4. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other

Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrowers.
(c)General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.
SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; Etc.
(a)The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Lender or its agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Lender in accordance with Section 10.2 for the benefit of the Secured Parties.
SECTION 10.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall, subject to the provisions of Section 3.12, be applied by the Lender as determined by the Lender in its sole discretion. The balance, if any, after all of the Secured Obligations have been paid in full, may be paid to the Borrowers or as otherwise required by Applicable Law.
SECTION 10.5 Lender May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Lender (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Lender shall have made any demand on any Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender, the Issuing Lender and their respective agents and counsel and all other amounts due the Lender and the Issuing Lender under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized to make such payments to the Lender.
SECTION 10.6 Credit Bidding.
The Lender, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Lender and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Lender under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Lender (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Lender to make such credit bid or purchase and, in connection therewith, the Lender is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party).
ARTICLE XI
[RESERVED]
ARTICLE XII
MISCELLANEOUS
SECTION 12.1 Notices.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone all notices and other communications provided for herein shall be in writing and shall be delivered by e-mail or other electronic communication, hand or overnight courier service, or mailed by certified or registered mail to the addresses set forth below; provided that each such written notice or other communication delivered to the Credit Parties by hand, overnight courier service, or mailed by certified or registered mail shall also be sent by e-mail to the e-mail address of the Credit Parties set forth below.
If to the Credit Parties:
Gambling.com Group Limited
22 Greenville St.
St. Helier
Channel Island of Jersey JE4 8PX
Attention of: Michael Stein, SVP, General Counsel
E-mail: legal@gdcgroup.com
With copies to:
Barnes & Thornburg LLP
655 West Broadway, Suite 1300
San Diego, California 92101-8490

Attention of: Troy Zander, Esq.
Telephone No.: (619) 321-5000
E-mail: troy.zander@btlaw.com
If to Wells Fargo, as the Lender:
Wells Fargo Bank, National Association
MAC T7422-012
P.O. Box 760776
San Antonio, TX 78245
Attention of: Collateral Document Review
Telephone No.: (210) 856-7396
Email: collateraldocumentreview@wellsfargo.com
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; provided that no notice or other communication delivered to the Credit Parties shall be deemed to have been given or received unless also sent by e-mail to the e-mail address of the Credit Parties in accordance with this Section 12.1(a). Notices delivered through e-mail or other electronic communications shall be effective as provided in said paragraph (b).
(b)Electronic Communications. (i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)Lending Office. The Lender hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers, as the Lending Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(d)Change of Address, Etc. Each of Holdings, the Borrowers or the Lender may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto.
SECTION 12.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document (including Sections 1.15 and 5.8(c)), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be (i) amended by the Lender and the Credit Parties party to such Loan Document so long as such amendments have been agreed to by the Lender and the Credit Parties party to such Loan Document in a writing that specifically states that such amendment is intended to amend or modify such Loan Document and (ii) consented to or waived by the Lender so long as it has been agreed to by the Lender in a writing that specifically states that it is intended to provide consent or waive certain terms of such Loan Document.
SECTION 12.3 Expenses; Indemnity.

(a)Costs and Expenses. The Borrowers and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Lender (including the documented fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify the Lender (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims), penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (excluding the Borrowers or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) result from a claim brought by any Credit Party for any material breach of such Indemnitee's obligations under any Loan Document if a court of competent jurisdiction has rendered a final and non-appealable judgment in favor of the Borrowers or such other Credit Party on such claim, (iii) result from any proceeding that does not involve an act or omission by any Credit Party or any of its Affiliates, and that is brought by an Indemnitee against any other Indemnitee, or (iv) arise from such Indemnitee’s settlement of any such losses, claims, damages, liabilities or related expenses without the Borrowers’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)[Reserved].
(d)Waiver of Consequential Damages, Etc. No Credit Party nor any Indemnitee shall have any liability for any special, punitive, indirect or consequential damages arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not limit the Borrowers’ indemnification obligations to the Indemnitee’s pursuant to clause (b) above in respect of damages incurred or paid by an Indemnitee to a third party. To the fullest extent permitted by Applicable Law, each Credit Party and each Indemnitee agrees that it shall not assert, and hereby waives, any claim against any Credit Party or any Indemnitee, respectively, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties.
(e)Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f)Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 12.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or any of its Affiliates, irrespective of whether or not the Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of the Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its respective Affiliates may have. The Lender agrees to notify the Borrowers promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 12.5 Governing Law; Jurisdiction, Etc.
(a)Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)Submission to Jurisdiction. The Borrowers and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or any other Credit Party or its properties in the courts of any jurisdiction.
(c)Waiver of Venue. The Borrowers and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 12.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 12.7 [Reserved].
SECTION 12.8 Injunctive Relief. The Borrowers recognize that, in the event the Borrowers fail to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lender. Therefore, the Borrowers agree that the Lender, at its option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
SECTION 12.9 Successors and Assigns; Participations.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender .
(b)Assignments by the Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement with the prior written consent of the Borrowers, such consent not to be unreasonably withheld, conditioned or delayed; provided that no consent shall be required if a Default or Event of Default has occurred and is continuing at the time of such assignment; provided, further, that the Borrowers shall be deemed to have consented to any such assignment unless they shall have objected thereto in writing within ten (10) Business Days after having received noticed thereof. The Lender may at any time grant participations thereunder, and no consent or approval by any Credit Party is required in connection with any such participation. If a Lender assigns or transfers any of its rights or obligations under this Agreement or grants any participation thereunder, and as a result of circumstances existing at the date the assignment, transfer or grant occurs, a Credit Party would be obliged to make a payment to the new Lender or a Participant under Section 5.11(b), then the new Lender or Participant shall only be entitled to receive payment under that Section to the same extent as the existing Lender would have been if the assignment, transfer or grant had not occurred.
SECTION 12.10 Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to Holdings or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Lender’s regulatory compliance policy if the Lender deems such disclosure to be necessary for the mitigation of claims by those authorities against the Lender or any of its Related Parties (in which case, the Lender shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrowers, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) [reserved], (g) on a confidential basis to (i) any rating agency in connection with rating Holdings or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrowers, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Lender in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender or any of its Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to Holdings or the Borrowers, (k) to the extent that such information is independently developed by such Person, (l) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or

(m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Nothing in this Section 12.10 shall restrict the Lender from complying with its obligations under the Credit Reporting Act 2013 of Ireland, as amended.
SECTION 12.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
SECTION 12.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lender and any Persons designated by the Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not then due), any of the Commitments remain in effect or the Credit Facility has not been terminated.
SECTION 12.13 Survival.
(a)All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or any borrowing hereunder.
(b)Notwithstanding any termination of this Agreement, the indemnities to which the Lender is entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Lender against events arising after such termination as well as before.
SECTION 12.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 12.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Lender and the Borrowers shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction.

SECTION 12.16 Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Lender, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Lender is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Lender has agreed to accept such Electronic Signature from any party hereto, the Lender and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lender and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
SECTION 12.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized or otherwise satisfied in a manner acceptable to the Issuing Lender) and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 12.18 USA PATRIOT Act; Anti-Money Laundering Laws. The Lender hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
SECTION 12.19 Independent Effect of Covenants. The Borrowers expressly acknowledge and agree that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrowers shall or would be in breach of any other covenant contained in Articles VIII or IX.
SECTION 12.20 No Advisory or Fiduciary Responsibility.
(a)In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their Affiliates, on the one hand, and the Lender, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their Affiliates, stockholders, creditors or employees or any other Person, (iii) no Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Lender has advised or is currently advising the Borrowers or any of their Affiliates on other matters) and no Lender has any obligation to the Borrowers or any of their Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their Affiliates, and no Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b)Each Credit Party acknowledges and agrees that the Lender and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of Holdings, the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if the Lender or such Affiliate thereof were not the Lender or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, Holdings, the Borrowers or any Affiliate of the foregoing.

SECTION 12.21 [Reserved].
SECTION 12.22 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on Holdings or any of its Subsidiaries or further restricts the rights of Holdings or any of its Subsidiaries or gives the Lender additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
SECTION 12.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 12.24 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such Currency, the Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under Applicable Law).

SECTION 12.25 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 12.25, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

GAMBLING.COM GROUP LIMITED, as a Guarantor

By: /s/ Charles Gillespie Name: Charles Gillespie Title: Chief Executive Officer

GDC MEDIA LIMITED, as Borrower

By: /s/ John O’Shea Name: John O’Shea Title: Secretary

GDC AMERICA, INC., as Borrower

By: /s/ Charles Gillespie Name: Charles Gillespie Title: Authorized Signatory

ROTO SPORTS, INC., as Borrower

By: /s/ Charles Gillespie Name: Charles Gillespie Title: Authorized Signatory

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Lender and Lender

By: /s/ Cheryl L. Ebner Name: Cheryl L. Ebner Title: Director, Commercial Banking